NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE..................................................................................................	3:00 P.M. Central Daylight Time, Friday, May 22, 2015
PLACE......................................................................................................................	Old Republic Building 22nd Floor Conference Center 307 N. Michigan Avenue Chicago, Illinois 60601
ITEMS OF BUSINESS...........................................................................................
• To elect four members of the Class 1 Board of Directors, each for a term of three years.
• To ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2015.
• To have an advisory vote concerning the Company’s executive compensation.
• To approve the Old Republic International Corporation 2016 Incentive Compensation Plan.
• To vote on a shareholder proposal, if properly submitted.
• To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE......................................................................................................	You can vote if you are a shareholder of record on March 30, 2015.
ANNUAL REPORT TO SHAREHOLDERS........................................................
Our annual report to shareholders for the year 2014 is printed together with this proxy statement. The Company’s Forms 10-K, 10-Q and other reports to shareholders may be accessed through our website at www.oldrepublic.com or by writing to Investor Relations at the Company address.

PROXY VOTING.....................................................................................................
It is important that your shares be represented and voted at the annual shareholders’ meeting (the “Annual Shareholders’ Meeting” or, “Meeting”). You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone.

April 15, 2015	By order of the Board of Directors
John R. Heitkamp, Jr. Senior Vice President, General Counsel and Secretary

Page No.	Table of Contents
1	GENERAL INFORMATION
1	Voting Procedures
2	Shareholder Proposals for the 2016 Annual Shareholders’ Meeting
2	Other Matters for the Annual Shareholders’ Meeting
3	Principal Holders of Securities
4	ITEM 1: ELECTION OF DIRECTORS
6	CORPORATE GOVERNANCE
6	Overview
6	Leadership Structure and Risk Management
7	Board of Directors’ Responsibilities and Independence
9	Procedures for the Approval of Related Person Transactions
9	The Board and Its Committees
12	Shareholder Communication with the Board
13	ITEM 2: RATIFICATION OF THE SELECTION OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
13	External Audit Services
14	Audit Committee Report for 2014
14	COMPENSATION MATTERS
14	Compensation Committee Report for 2014
15	Compensation Committee Interlocks and Insider Participation
15	Directors’ Compensation
16	Compensation Discussion and Analysis
18	Summary Compensation Table
21	Nonqualified Deferred Compensation
22	Stock Option Grants and Exercises
22	Equity Compensation Plan Information
23	Outstanding Equity Awards at Year End 2014
24	Pension Plan and Baseline Security Plan
25	Pension Benefits
26	ITEM 3: VOTE ON EXECUTIVE COMPENSATION
27	Proposed Resolution
27	Board of Directors’ Recommendation
27	ITEM 4: VOTE ON THE OLD REPUBLIC INTERNATIONAL CORPORATION 2016 INCENTIVE COMPENSATION PLAN
28	Summary of the Proposed Plan
29	Federal Income Tax Treatment
30	Board of Directors’ Recommendation
30	ITEM 5: SHAREHOLDER PROPOSAL
30	Supporting Statement by CalPERS
31	OLD REPUBLIC’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL
33	Board of Directors’ Recommendation
33	OTHER INFORMATION
33	Section 16(a) Beneficial Ownership Reporting Compliance
33	Change of Control, Severance or Retirement
33	Financial Restatement
33	Tax Deductibility of Compensation
33	Stock Ownership Guidelines
A-1	EXHIBIT A: 2016 INCENTIVE COMPENSATION PLAN

(ii)

Proxy Statement
OLD REPUBLIC INTERNATIONAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
May 22, 2015

GENERAL INFORMATION

This proxy statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware insurance holding corporation (together with its subsidiaries, the “Company”, “Old Republic” or “ORI”), 307 North Michigan Avenue, Chicago, Illinois 60601, in connection with the solicitation of proxies by its Board of Directors for use at the Annual Shareholders’ Meeting to be held on May 22, 2015 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is April 15, 2015.

The proxy may be revoked at any time before it is voted by written notification addressed to the persons named therein as proxies, and mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the Meeting and at any adjournments thereof.

If the enclosed proxy is properly executed and returned in time for voting, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election of the director nominees named below (or substitutes thereof if any nominees are unable or refuse to serve); for the selection of the Company’s independent registered public accounting firm; for the advisory vote concerning the Company’s executive compensation as recommended by the Board of Directors; for the approval of the Old Republic International Corporation 2016 Incentive Compensation Plan; against the shareholder proposal, if made; and in its discretion upon any other matters which may properly come before the Meeting.

The Company has one class of voting stock outstanding, Common Stock, $1.00 par value per share (“Common Stock”). On March 30, 2015 there were 261,063,954 shares of Common Stock outstanding and entitled to one vote each on all matters considered at the Meeting. Shareholders of record as of the close of business on that date are entitled to notice of and to vote at the Meeting. There are no cumulative voting rights with respect to the election of directors.

VOTING PROCEDURES

The Company’s Certificate of Incorporation and By-laws do not prescribe any voting procedures. Therefore, the General Corporation Law of the State of Delaware applies and specifies that unless the Company’s Certificate of Incorporation or By-laws provide otherwise, votes on matters presented at Annual Shareholders’ Meetings are decided as follows: (1) directors are elected by a plurality of the shares present in person or by proxy at the Meeting and entitled to vote, (2) amendments to the Company’s Certificate of Incorporation are determined by the affirmative vote of the majority of shares outstanding and entitled to vote, and (3) all other matters are determined by the affirmative vote of the majority of shares present in person or by proxy at the Meeting and entitled to vote. The regulation concerning the frequency of voting on executive compensation matters requires that the shareholders have the ability to select the interval for advisory votes on executive compensation. The shareholders of the Company recommended at its 2012 Annual Shareholders’ Meeting and the Board of Directors concurred in having annual votes on executive compensation.

Under Delaware law, the votes at the Company’s Annual Shareholders’ Meeting will be counted by the inspectors of election appointed by the Chairman at the Meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

A quorum for the Company’s Annual Shareholders’ Meeting is one third of the shares outstanding and entitled to vote appearing in person or by proxy at the Meeting. Under Delaware law, abstentions are counted in determining the quorum of the Meeting and as having voted on any proposal on which an abstention is voted. Therefore, on those proposals which require a plurality vote of the shares entitled to vote in person or by proxy at the Meeting the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the majority of shares present in person or by proxy at the Meeting the vote of an abstention has the effect of a vote against the proposal.

Shares beneficially owned but registered in the name of a broker or bank will be counted for the determination of a quorum for the Meeting if there is a discretionary voting item on the Meeting agenda within the meaning of section 402.08 of the New York Stock Exchange (“NYSE”) listed company manual. If there is a discretionary item on the agenda and the broker or bank does not vote these shares (a “non-vote”), they will not be counted as having voted on the proposal. Therefore, on those proposals which require a plurality or a majority vote of the shares at the Meeting that are entitled to vote, a non-vote will have no effect. However, on those proposals which require an affirmative vote of the majority of the shares outstanding who are entitled to vote, a non-vote has the effect of a vote against the proposal. If there are no discretionary voting items on the Meeting agenda, shares beneficially held in the name of a broker or bank shall not be counted in determining a quorum. This year only Item 2 is a discretionary voting item; all other items are non-discretionary.

Shareholders can simplify their voting and save Old Republic expense by voting by telephone or by Internet. If you vote by telephone or Internet, you need not mail back your proxy card. Telephone and Internet voting information is provided on your proxy card. A Control Number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. To revoke a proxy given, or change your vote cast, by telephone or Internet, you must do so by following the directions on your proxy card, provided such changes are made by 12:01 AM, Eastern Daylight Time on May 21, 2015.

HOUSEHOLDING OF PROXIES

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers who distribute annual reports and proxy materials may deliver a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive promptly at any time a separate copy of our annual report or proxy statement by sending a written request to the Company at the above address, attention Investor Relations, or by visiting our website, www.oldrepublic.com and downloading this material.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement in the future, please notify your broker if your shares are held in a brokerage account, or if you hold registered shares, the Company’s transfer agent, Wells Fargo Shareholder Services, P.O. Box 64874, St. Paul, MN 55075, phone number 800-468-9716.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL SHAREHOLDERS’ MEETING

In order for a proposal by a shareholder of the Company to be included in the Company’s proxy statement and form of proxy for the 2016 Annual Shareholders’ Meeting, the proposal must be received by the Company no later than 120 days before the anniversary date of the Company’s last proxy statement (December 16).

OTHER MATTERS FOR THE ANNUAL SHAREHOLDERS' MEETING

The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained D. F. King & Company of New York City, to assist in the solicitation of proxies. Fees for this solicitation are expected to be approximately $9,000. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.

PRINCIPAL HOLDERS OF SECURITIES

The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each director and Executive Officer of the Company (including nominees); and (iii) all directors and Executive Officers, as a group: (a) the total number of shares of Common Stock beneficially owned as of March 13, 2015, except as otherwise noted, and (b) the percent of the class of Common Sstock so owned as of the same date:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(*)

Common Stock	Loomis Sayles & Co., L.P.	25,473,866	(1)	8.9
Shareholders’ beneficial ownership	One Financial Center
of more than 5% of the Common	Boston, Massachusetts 02111
Stock
	State Street Corporation	19,813,964	(1)	7.6
	State Street Financial Center
	One Lincoln Street
	Boston, Massachusetts 02111

	Capital Research Global Investors	19,562,000	(1)	7.5
	333 South Hope Street
	Los Angeles, California 90071

	BlackRock, Inc.	19,447,057	(1)	7.5
	55 East 52nd Street
	New York, New York 10022

	The Vanguard Group	14,231,406	(1)	5.5
	100 Vanguard Blvd.
	Malvern, Pennsylvania 19355

	Old Republic International Corporation	13,464,094	(2)	5.2
	Employees Savings and Stock Ownership Trust
	307 N. Michigan Avenue
	Chicago, Illinois 60601

Common Stock	Name of Beneficial Owner	Shares to Stock Options(*)	Shares Held by Employee Plans(*)(2)(3)	Other Shares Beneficially Owned(*)	Total		Percent of Class(*)
Directors’ and Executive Officers’ (including nominees) Beneficial Ownership	Harrington Bischof	0	0	20,239	20,239	(4)	**
	Jimmy A. Dew	0	121,638	737,657	859,295	(5)	0.3
	John M. Dixon	0	0	21,061	21,061		**
	James C. Hellauer	0	0	40,000	40,000		**
	James A. Kellogg	195,750	57,593	385,636	638,979		0.2
	Spencer LeRoy III	347,400	22,244	76,716	446,360		0.2
	Karl W. Mueller	177,750	13,235	8,502	199,487		0.1
	R. Scott Rager	214,500	63,510	2,500	280,510		0.1
	Arnold L.Steiner	0	0	826,438	826,438	(6)	0.3
	Fredricka Taubitz	0	0	19,000	19,000		**
	Charles F. Titterton	0	0	21,587	21,587	(7)	**
	Dennis Van Mieghem	0	0	16,800	16,800	(8)	**
	Steven R. Walker	0	0	50,000	50,000	(9)	**
	Rande K. Yeager	159,375	33,456	9,688	202,519		0.1
	Aldo C. Zucaro	699,000	528,595	1,247,080	2,474,675		0.9
	Directors and Executive Officers, as a group (16)	1,881,500	890,276	3,499,744	6,271,520		2.4

*
Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. None of the options shown for Executive Officers were exercised prior to the Company’s record date and therefore are not eligible to vote at the Annual Shareholders’ Meeting. The option shares that lapsed without value on April 11, 2015 are excluded.

**	Less than one-tenth of one percent.
(1)
Reflects the number of shares shown in the most recent Schedule 13G filings with the SEC through February 16, 2015. Loomis Sayles & Co., L.P. (“Loomis”) filed its report because it would have sole voting power for 25,296,986 shares, and sole dispositive power for 25,473,866 shares if it converted its ownership of Old Republic’s 3.75% Convertible Senior Notes due March 15, 2018. However, these Notes were not converted to Common Stock prior to the Company’s record date of March 30, 2015. Therefore, Loomis will not be eligible to vote these shares at the Company’s Annual Shareholders’ Meeting on May 22, 2015. State Street Corporation reports it has no sole voting or dispositive power but shared voting and dispositive power for all shares shown. Capital Research Global Investors reports it has sole voting and dispositive power for all shares shown. BlackRock, Inc. reports sole voting for 18,602,585 shares and sole dispositive power for all shares shown. The Vanguard Group has sole voting power for 162,218 shares and sole and shared dispositive power for 14,088,088 shares and 143,318 shares, respectively.

(2)
Reflects the number of shares held as of December 31, 2014. Under the terms of the Old Republic International Corporation Employees Savings and Stock Ownership Plan (“ESSOP”), a participant is entitled to vote the Company Common Stock held by the ESSOP, the shares of which have been allocated to the participant’s account. The Executive Committee of the Company, pursuant to the ESSOP, is authorized to vote the Company Common Stock held by the ESSOP until such time as the shares of such stock have been allocated to a participant’s account or where a participant fails to exercise his or her voting rights. Additionally, the Executive Committee may be deemed to have sole investment power with respect to unallocated stock and shared power for allocated stock held by the ESSOP. The Executive Committee is composed of Messrs. Bischof, Dixon, Steiner, Walker and Zucaro. In addition to the ESSOP, the Old Republic International Employees Retirement Plan (under which all the retirement plan shares for all subsidiaries are held) holds an aggregate of 2,829,509 shares of the Company’s Common Stock not included in this table. The voting of these shares is controlled, directly or indirectly in a fiduciary capacity, by the Executive Committee. The trustees of the Bituminous 401(k) Savings Plan, the Great West Casualty Company Profit Sharing Plan and the PMA Companies Retirement Savings Plan, all of which were combined into the Company’s Baseline Security Plan (“BSP”) on January 1, 2014, own an aggregate of 916,927 shares of the Company Common Stock which are not included in this table.

(3)
Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or Executive Officer as a participant in the ESSOP. Excludes those shares for which the director or Executive Officer may be deemed to have investment and voting power as a result of being a member of the Executive Committee. These numbers include shares of the Company’s Common Stock held by the BSP for Mr. Rager.

(4)	Includes 8,437 shares held in an IRA trust for Mr. Bischof’s benefit.
(5)	Includes 307,908 shares owned by Mr. Dew’s wife and 93,682 shares held in an IRA trust for Mr. Dew.
(6)
Includes 270,237 shares owned by Mr. Steiner directly, 465,000 shares held in trust for Mr. Steiner’s children, for whom he is a co-trustee, and 91,201 shares held by the Steiner Foundation for which Mr. Steiner disclaims beneficial ownership.

(7)	Includes 5,549 shares held in IRA and SEP-IRA trusts for Mr. Titterton’s benefit.
(8)	Includes 10,125 shares held in an IRA trust for Mr. Van Mieghem’s benefit.
(9)	Includes 25,000 shares held in IRA and SEP-IRA trusts for Mr. Walker’s benefit, and 21,000 shares held by his wife.

ITEM 1
ELECTION OF DIRECTORS

The following table lists all nominees and continuing directors of the Company. Four Class 1 directors are to be elected at the Annual Shareholders’ Meeting for a term of three years and until their successors are elected and qualified. Three of the nominees are current directors standing for re-election and Mr. LeRoy is a first time nominee. Mr. LeRoy was elected a director by the Board on February 26, 2015 to fill the position previously held by Mr. Leo Knight who was a director until his death last year. Mr. LeRoy was selected as a director and a nominee by the Governance and Nominating Committee in consultation with the Executive Committee and the Company’s Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”).The Board approved this selection as a director and nominee and recommends his election as a director to the Shareholders. Information concerning his background, qualifications and the talents he brings to the Company is shown below. No third party was involved in his recruitment or selection as a director or nominee and no fee was paid to any individual or entity in connection with his selection. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that, in the absence of contrary specifications, the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company does not expect such an occurrence. All of the nominees have consented to be slated and to serve as directors if elected.

Given the reasons and background information cited next to each nominee’s name below, the Board of Directors believes that each of the nominees and its other continuing directors are eminently qualified to serve Old Republic’s shareholders and other stakeholders.

Name	Age	Positions with Company, Business Experience and Qualifications
Nominees for Election CLASS 1 (Term to expire in 2018)
Harrington Bischof	80
Director since 1997. President of Pandora Capital Corporation since 1996. Formerly Senior Advisor with Prudential Securities, Inc. and prior to that, a senior investment banker with the firms of Merrill, Lynch & Co. and White, Weld & Co. His experience in business, investment banking, and international finance are of significant value to the Company’s corporate governance.

Spencer LeRoy III	69
Director since February 26, 2015. Until his retirement on July 1, 2014, he was Senior Vice President, Secretary and General Counsel of the Company since 1992. Prior to that, he was a partner with the law firm of Lord, Bissell and Brook, now known as Locke Lord Edwards LLP. His legal career involved all aspects of insurance, corporate governance and financial-related matters. Mr. LeRoy brings to Old Republic’s Board a long and significant legal experience and extensive knowledge of the Company and its risk factors.

Charles F. Titterton	73
Director since 2004. Formerly Director – Insurance Group with Standard & Poor’s Corp. until 2003. He brings significant business experience and knowledge of the risk factors connected with the insurance industry by virtue of his long career as a lending officer with a major banking institution and with the aforementioned rating agency.

Steven R. Walker	70
Director since 2006. Formerly Senior Counsel and Partner with Leland, Parachini, Steinberg, Matzger & Melnick, LLP, attorneys, San Francisco, California. He brings significant experience to Old Republic’s Board as both an attorney and a business manager during a long career focused on the title insurance industry.

Continuing Directors CLASS 2 (Term expires in 2016)
Jimmy A. Dew	74
Director since 1980. Formerly Vice Chairman of Old Republic’s subsidiary, Republic Mortgage Insurance Company (“RMIC”), of which he was a co-founder in 1973. His knowledge of RMIC gained in an executive capacity since its founding and his long service on Old Republic’s Board make him fully conversant with the insurance industry and its risk factors.

John M. Dixon	75
Director since 2003. Formerly Chief Executive Partner with the law firm of Chapman and Cutler, Chicago, Illinois until his retirement in 2002. His qualifications include his extensive background as an attorney and his knowledge of corporate law and the risk factors of corporations like the Company.

Dennis P. Van Mieghem	74
Director since 2004. A CPA by training, he was the Partner in charge of the National Insurance Tax Practice of the accounting firm of KPMG LLP until his 1998 retirement. With this background he brings significant experience and knowledge of the insurance industry and its risk factors to Old Republic’s Board.

Continuing Directors CLASS 3 (Term expires in 2017)
James C. Hellauer	76
Director since 2011. Prior to October 2010, a director since 2005 of PMA Capital Corporation (“PMA”); owner of James C. Hellauer and Associates. From 1997 to 1999, Chief Executive Officer of Environmental Technologies Corporation. From 1994 to 2007, executive director of the Colmen Group. Currently a founder and director of East River Bank. His qualifications include a significant general business background as well as specific experience and knowledge concerning the business of PMA and its risk factors.

Arnold L. Steiner	77
Director since 1974. Retired for more than five years from Steiner Bank, Birmingham, Alabama of which he was President and a substantial owner. He brings long and significant experience in financial businesses and has extensive knowledge of the Company and its risk factors.

Fredricka Taubitz	71
Director since 2003. A CPA by training, she was until 2000 Executive Vice President and Chief Financial Officer of Zenith National Insurance Corp. Until 1985, she was a partner with the accounting firm of Coopers & Lybrand (now PricewaterhouseCoopers LLP). During her long professional career she has gained significant experience in, and knowledge of, the business and the risk factors associated with the insurance industry.

Continuing Directors CLASS 3 (Term expires in 2017) Continued
Aldo C. Zucaro	76
Director since 1976. Chairman of the Board and Chief Executive Officer of the Company and various subsidiaries since 1996. A CPA by training, he brings a significant background as a former insurance specialist partner with Coopers & Lybrand (now PricewaterhouseCoopers LLP), and long-term experience with the insurance industry in general, and the Company in particular, since 1970.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the Class 1 directors listed above as nominees. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless shareholders specify to the contrary. The results of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

CORPORATE GOVERNANCE

OVERVIEW

Old Republic is organized as an independent, for-profit insurance enterprise managed for the Long Run. Our Mission is to provide quality insurance security and related services to businesses, individuals, and public institutions and to be a dependable long-term steward of the trust that policyholders and shareholders place in us. The Company’s governance and operations are guided by this Mission and the inherent public interest vested in the risk taking nature of its business. Its governance endeavors to align this Mission with the substance of its business, giving due appreciation and regard for the Company’s most important assets:

•	The investors’ capital which enables and underpins the insurance risk taking;
•	The intellectual capital, know-how, and business relationships possessed by employees at various levels of the enterprise; and
•	The Company’s good name and reputation, cultivated over its 91-plus year history, and the even longer history of some of its major insurance subsidiaries.

Information appearing on the Company’s website is not incorporated by reference in this proxy statement. However, the Corporate Governance Guidelines, Code of Ethics for the Principal Executive Officer and Senior Financial Officers, and the Code of Business Conduct and Ethics, are accessible on its website at www.oldrepublic.com. Printed copies of these documents are also available to shareholders upon request to the Investor Relations Department at the Company’s office.

LEADERSHIP STRUCTURE AND RISK MANAGEMENT

The Company’s leadership structure and its risk management processes are overseen and monitored by the Board of Directors. The details of this leadership structure and the development of management talent have been the primary responsibilities of the Board’s Executive Committee for many decades. This five member committee is currently composed of the Company’s Chairman and CEO, and four independent directors, including the Lead Director. The Board of Directors and its Executive Committee believe that the Company’s decades-long joining of the Chairman and CEO positions is best suited to ensuring the long-term value, stability and management of its most important assets necessary for the accomplishment of its Mission. Old Republic’s Board holds management singularly accountable for protecting and enhancing the value of these and all other assets. It therefore holds its CEO responsible for setting the proper tone in shaping and nurturing the institution’s culture and values not solely in the shareholders’ interests, but in those of its important stakeholders as well. Most critically, these include the policyholders to whom long-term promises of financial indemnity and stability are made by the Company’s insurance subsidiaries, the employees who possess the intellectual capital and business relationships necessary for the conduct and success of the Company, the debt holders who extend a portion of the capital at risk, and the regulators who are charged with protecting the public interest vested in the Company’s insurance enterprises. To meet these responsibilities and objectives, the Board expects the CEO to be a knowledgeable and well-rounded leader who, as chief enterprise risk manager, is fully dedicated to Old Republic’s overall Mission and is best qualified to address and balance the interests of all major stakeholders.

In the Board’s sole discretion, the Chairman and CEO positions may be separated and assigned to two individuals with extensive and complementary operating knowledge of the Company. Under the Board’s long- standing corporate governance philosophy, this separation is intended to be temporary and to occur in unusual circumstances or during the transition of management authority.

While the Board has determined that the advantages of a joint Chairman and CEO position outweigh the theoretical benefits of a separated leadership structure, it did establish a Lead Director position well over a decade ago. In Old Republic’s practice, the Lead Director is appointed from among the independent directors and serves as that group’s liaison to the Chairman and CEO, in addition to acting as the liaison to the Executive Committee. In his or her capacity, the Lead Director may preside at Board meetings in the Chairman’s absence, provide input to meeting agendas of the full Board or the meetings of independent directors, and act as liaison among various committees’ chairmen in the resolution of inter-committee governance issues that may arise from time to time.

Old Republic’s multi-faceted business is managed through a relatively flat, non-bureaucratic organizational structure. The CEO has primary responsibility for managing enterprise-wide risk exposures. The Company avoids management by committee and other organizational impediments to the free flow of information and to effective decision making. Long-established control processes are in place, and a variety of other accepted methods are utilized to coordinate system-wide risk taking and risk management objectives. These methods and processes are based on three major functions: lines of business responsibility, enterprise functions, and internal audit and peer reviews.

The lines of business operation managers are responsible for identifying, monitoring, quantifying, and mitigating all insurance underwriting risks falling within their areas of responsibility. These managers use reports covering annual, quarterly or monthly time frames to identify the status and content of insured risk, including pricing or underwriting changes. These management reports ensure the continuity and timeliness of appropriate risk management monitoring, and enterprise-wide oversight of existing or emerging issues.

The enterprise functions incorporate system-wide risk management, including asset/liability and underwriting exposure correlation controls, regulatory and public interest compliance, finance, actuarial, and legal functions. These functions are independent of the lines of business and are coordinated on an enterprise-wide basis by the Chairman and CEO.

The internal audit, as well as related underwriting and claims management peer review functions and processes, provide reasonably independent assessments of management and internal control systems. Internal audit activities are intended to give reasonable assurance that resources are adequately protected and that significant financial, managerial and operating information is materially complete, accurate and reliable. This process is intended to ensure that associates’ actions are in compliance with corporate policies, standards, procedures, internal control guidelines, and applicable laws and regulations.

The corporate culture, the actions of all our associates, and the continuity of their employment are most critical to the Company’s risk management processes. The Company’s Code of Business Conduct and Ethics provides a framework for all senior managers and employees to conduct themselves with the highest integrity in the delivery of the Company’s services to its customers and in connection with all Company relationships and activities.

The Compensation Committee, at the direction of the Board, has reviewed the Company’s compensation policies and practices and has concluded that they do not encourage the Company’s senior executives or employees to take unnecessary or excessive risks that could adversely affect the Company.

BOARD OF DIRECTORS’ RESPONSIBILITIES AND INDEPENDENCE

The Board of Directors’ main responsibility is to oversee the Company’s operations, directly and through several committees operating cohesively. In exercising this responsibility, each director is expected to utilize his or her business judgment in a manner reasonably believed to be in the best interests of the Company and its shareholders. The Board’s oversight duties are to:

•
Ascertain that strategies and policies are in place to encourage the growth of consolidated earnings and shareholders’ equity over the long haul, while increasing the Company’s regular dividend payout;

•	Ascertain that the Company’s business is managed in a sound and conservative manner that takes into account the public interest vested in its insurance subsidiaries;
•	Provide advice and counsel to management on business opportunities and strategies;
•	Review and approve major corporate transactions;

•	Monitor the adequacy of the Company’s internal control and financial reporting systems and practices to safeguard assets and to comply with applicable laws and regulations;
•	Ascertain that appropriate policies and practices are in place for managing the identified risks faced by the enterprise;
•	Evaluate periodically the performance of the Chairman and CEO in the context of the Company’s Mission and performance metrics;
•	Review and approve senior management’s base and incentive compensation taking into account the business’ performance gauged by its return on equity and growth of operating earnings;
•	Periodically review senior management development and succession plans both at corporate and operating subsidiary levels;
•	Select and recommend for shareholder election candidates deemed qualified for Board service;
•
Select and retain an independent registered public accounting firm for the principal purpose of expressing its opinion on the annual financial statements and internal controls over financial reporting of the Company and its subsidiaries;

•	Act as the Board of Directors of the Company’s significant insurance company subsidiaries; and
•	Monitor, review and approve the operations and major policy decisions of the Company’s insurance subsidiaries.

In considering the qualifications and independence of Board members and candidates, the Board of Directors, through the Governance and Nominating Committee, seeks to identify individuals who, at a minimum:

•	Satisfy the requirements for director independence, as set out in the Company’s Corporate Governance Guidelines, in the Listed Company Standards of the NYSE, and in the regulations of the SEC;
•	Are, or have been, senior executives of businesses or professional organizations; and
•	Have significant business, financial, accounting and/or legal backgrounds useful to the Company’s operations, markets and customer services.

Additionally, the Board seeks to retain and attract members possessing certain critical personal characteristics, most importantly, (i) intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility, (ii) respect within the candidate’s social, business and professional community for his or her integrity, ethics, principles and insights; (iii) demonstrated analytic ability; and (iv) ability and initiative to frame insightful questions, to challenge questionable assumptions collegially, and to disagree in a constructive fashion, as appropriate.

The Company’s insurance business is conducted through segments which, in the aggregate, are broadly diversified as to the types of insurance coverage and services provided. Each of the Company’s insurance subsidiaries is highly regulated by state and federal governmental agencies as to its capital requirements, financial leverage, business conduct, and accounting and financial reporting practices. New directors receive a broad array of information upon becoming a member of the Board in order to familiarize themselves with the Company’s business, strategic plans, significant financial, accounting and management issues, compliance programs, conflicts policies, Code of Business Conduct and Ethics, Corporate Governance Guidelines, principal officers and independent registered public accounting firm. Further, the Company supports directors taking advantage of and attending director education programs whenever convenient and appropriate. Even with such assistance and in part as the result of the specialized nature of the Company’s businesses and their regulation, it is the Company’s view that at least two to four years are typically required for a new director to develop sufficient knowledge of the Company’s business to become a fully productive and effective contributor to the Company’s governance. Reflecting this, each director is expected to serve two or more three-year terms on the Company’s classified Board, on one or more of its key insurance subsidiaries’ boards, and on one or more Board Committees.

The commitment of a substantial amount of time for meetings, for preparation thereof, and related travel is essential to the performance of a director’s responsibilities. As such, each director is expected to regularly prepare for and attend the meetings of the Board and each committee on which he or she serves. Owing to the risk-taking nature of much of the Company’s business, a demonstrated long-term orientation in a Board member’s business dealings and thought process is considered very important.

The Company’s Board of Directors has been classified into three classes for many decades. Excepting the possibility of uneven distribution among the classes, one-third of the Board is therefore elected annually. This organizational structure is intended to promote continuity and stability of strategy and business direction for the best long-term interests of investors in the Company’s securities, the confidence of insurance subsidiaries’ policyholders, and the long-term expectations of other stakeholders.

Nine of the Company’s directors have been affirmatively determined to qualify as “independent” directors in accordance with Section 303A.02 of the Listed Company Standards of the NYSE, Rule 10C-1 and item 407 (a) of Regulation S-K of the SEC. Neither they nor any members of their immediate families have had any of the types of disqualifying relationships with the Company or any of its subsidiaries during 2014 or the two years prior to that, as set forth in subsection (b) of Section 303A.02 of the NYSE’s Listed Company Standards. The independent directors, who are listed below, selected from among themselves a Lead Director and met on a regular basis during 2014 in executive sessions without management present. The Lead Director is nominated by the Governance and Nominating Committee and elected annually by the independent directors. Arnold L. Steiner was Lead Director for 2014 and continues as such through the date of this proxy statement. The entire Board and each of its standing Committees conduct an annual self-evaluation which includes a determination of each member’s independence.

Membership on the Company’s Audit, Compensation, and Governance and Nominating Committees consists exclusively of independent directors. The members, chairpersons and vice-chairpersons of these Committees are recommended each year to the Board by the Governance and Nominating Committee in consultation with the Executive Committee. Each of the three Committees has the authority and funding to retain independent advisors or counsel as necessary and appropriate in the fulfillment of its duties. Each chairperson shall set the agenda of their respective Committees’ meetings consulting, as necessary and appropriate, with the Chairman and CEO. All directors have full and free access to the Company’s management.

PROCEDURES FOR THE APPROVAL OF RELATED PERSON TRANSACTIONS

In addition to a Code of Business Conduct and Ethics and a Code of Ethics for the Principal Executive Officer and Senior Financial Officer, Old Republic also has a conflict of interest policy which is circulated annually and acknowledged by all directors, officers and key employees of the Company and its subsidiaries. This policy states that no director, officer, or employee of the Company or its subsidiaries may acquire or retain any interest that conflicts with the interest of the Company. This includes direct or indirect interests in entities doing business with the Company or its subsidiaries. If such a conflict occurs, the director, officer or employee is required to make a written disclosure of the conflict to the Company.

The directors, officers and affected employees are required to notify the Company of the actual or potential existence of a related party transaction, as defined by the Listed Company Standards of the NYSE and the SEC rules. Directors are required to notify the Chairman of the Board, unless the Chairman is an affected director, in which case he or she is required to notify the Lead Director. Executive Officers are required to notify the CEO, unless the CEO is the affected executive, in which case he or she is required to notify the Chairman or Lead Director, as appropriate. Under the procedures, the CEO, Chairman or Lead Director, as applicable, must conduct a preliminary inquiry into the facts relating to any existing or potential related party transaction. If, based upon the inquiry and the advice of legal counsel, the CEO, Chairman or Lead Director, as applicable, believes that an actual or potential related party transaction exists, he or she is required to notify the entire Board. In turn, the Board is required to conduct a full inquiry into the facts and circumstances concerning a conflicted transaction and to determine the appropriate actions, if any, for the Company to take. Any director who is the subject of an existing or potential related party transaction will not participate in the decision-making process of the Board relating to what actions, if any, shall be taken by the Company with respect to such transaction.

THE BOARD AND ITS COMMITTEES

The Board of Directors met four times, once each quarter, and participated in an interim telephone meeting in 2014. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and committees on which each served. The Company does not require its Board of Directors to attend the Annual Shareholders’ Meeting, as such Meeting is conducted by the Chairman and CEO who is the designated spokesperson for the Company and represents the entire Board of Directors for these and other purposes.

The following table shows the membership in the Board of Directors and its Committees as of the date of this proxy statement.

BOARD AND COMMITTEE MEMBERSHIP
Committees
Director	Independent Directors(a)	Other Directors(b)	Executive	Audit	Governance and Nominating	Compensation
Harrington Bischof	X		X		X	X
Jimmy A. Dew	X					X
John M. Dixon	X		X		X	X(c)
James C. Hellauer	X			X(e)	X
Spencer LeRoy III		X
Arnold L. Steiner	X(f)		X		X	X
Fredricka Taubitz	X			X(c)(e)		X
Charles F. Titterton	X			X(e)	X(c)
Dennis P. Van Mieghem	X			X(d)(e)		X(d)
Steven R. Walker	X		X	X	X(d)
Aldo C. Zucaro		X	X(c)
Number of scheduled and special meetings	4	4	5	5	5	5
Number of written consents and telephone meetings	1	1	2	2	—	—

(a) Independent Director as that term is defined in SEC Rules and the Listed Company Standards of the NYSE. (b) The Other Director classification includes all directors who are members of management, or do not currently meet the standard indicated in (a) above. Mr. LeRoy was elected a director on February 26, 2015 and did not attend meetings as a director in 2014. (c) Chairman. (d) Vice-Chairman. (e) Financial Experts as that term is defined in SEC Regulation S-K. (f) Lead Director.

Audit Committee
James C. Hellauer Fredricka Taubitz, Chairman Charles F. Titterton	Dennis P. Van Mieghem, Vice-Chairman Steven R. Walker

The Audit Committee is organized to assist the Board in monitoring: (1) the integrity of the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the registered public accounting firm, and (4) the qualifications and performance of the Company’s internal audit function. Further, it is charged with preparing the annual report required by SEC rules to be included in the Company’s proxy statement and serving as the audit committee of each of the Company’s regulated insurance subsidiaries to the extent required by the National Association of Insurance Commissioners’ Model Audit Rule as adopted by their various states. It operates pursuant to a written charter approved each year by the Board of Directors and performs an annual self-evaluation. While information appearing on the Company’s website is not incorporated by reference in this proxy statement, the Committee’s charter may be viewed at www.oldrepublic.com. Printed copies are available to shareholders upon request.

The Audit Committee held five meetings during 2014 and had two telephonic conference calls with the Company’s independent registered public accounting firm and management, four of which were held prior to the Company’s filing of quarterly reports on SEC Form 10-Q and its annual report on SEC Form 10-K.

Each Audit Committee member has been affirmatively determined to qualify as “independent”, in accordance with SEC Rule 10A-3(b)(1) and the NYSE’s Listed Company Standards. Four members of the Committee are deemed to qualify as audit committee financial experts, as that term is defined in SEC Regulation S-K. No member served on the audit committees of three or more unrelated publicly held companies. The members of the Audit Committee are shown above.

Compensation Committee
Harrington Bischof Jimmy A. Dew John M. Dixon, Chairman	Arnold L. Steiner Fredricka Taubitz Dennis P. Van Mieghem, Vice Chairman

The Compensation Committee is responsible for: (1) evaluating the CEO’s performance and setting Compensation (“Compensation” meaning annual salary, bonus, incentive and equity compensation), (2) reviewing and approving, with input from the CEO and President of the Company, the evaluation and Compensation of the other Executive Officers and senior executives of the Company and its subsidiaries, (3) reviewing and advising on general levels of Compensation of other employees, (4) reviewing the Company’s pension, incentive compensation and stock option plans, (5) preparing the annual report required by SEC rules to be included in the Company’s proxy statement (which is printed below), (6) retaining consultants, independent legal counsel or other advisers, and (7) taking any action as necessary to perform its functions. The Committee is also responsible for reviewing directors’ compensation and subjects itself to an annual performance self-evaluation.

Each member of the Committee has been affirmatively determined to qualify as “independent” in the judgment of the Company’s Board of Directors and according to the Listed Company Standards of the NYSE and the SEC rules. The Board of Directors considered all factors specifically relevant to determining whether Committee members have any relationships which would be material to the member’s ability to be independent. The Committee has the sole discretion and adequate funding to retain the services of a compensation consultant, legal counsel and other advisors that will be directly responsible to the Committee. The independence of such consultants, counsels or advisors, which is required by the NYSE’s Listed Company Standards and SEC Rule 10C-1, are taken into consideration when they are selected. Inquiries into any possible conflicts of interest are made when such persons are retained and annually thereafter, if their services are continued. As part of its function, the Committee has the ability to retain an independent compensation consultant, and in 2012 retained Frederic W. Cook & Co., Inc., to review the Company’s compensation programs and its procedures for aligning compensation for the Company’s Executive Officers. The consultant’s review included a comparison of the compensation programs of companies similar in size, operation and organization to the Company, including a review of a peer group of companies determined by the Committee to be appropriate for comparison. The consultant performed no other work for the Company or any of its subsidiaries and played no role in recommending the amount and form of compensation for the Executive Officers or directors of the Company and is considered independent according to SEC Rule 10C-1 and the requirements of the Dodd-Frank Act. All Compensation recommendations are made solely by the Compensation Committee following consultation with the CEO and the President regarding the Company’s Executive Officers (other than the CEO and the President) and other senior members of the Company’s management.

The Committee is composed of six directors and operates pursuant to a written charter approved each year by the Board of Directors. While information appearing on the Company’s website is not incorporated by reference in this proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request. The members of the Compensation Committee are shown above.

Executive Committee
Harrington Bischof John M. Dixon Arnold L. Steiner	Steven R. Walker Aldo C. Zucaro, Chairman

The Executive Committee is empowered to exercise the Board of Directors’ authority between scheduled meetings, except as provided in the By-laws or otherwise limited by the provisions of the General Corporation Law of the State of Delaware. The Committee operates pursuant to a written charter and performs an annual self-evaluation. It is authorized to: (1) act as the Company’s Finance Committee and review and approve the Company’s investment policies, (2) review and approve the Company’s dividend and capitalization policies, (3) monitor the Company’s enterprise risk management¸ (4) analyze potential acquisitions or divestitures by the Company or its subsidiaries, (5) annually review and evaluate management development and executive succession plans, (6) oversee the Company’s pension, BSP and ESSOP, and (7) make any necessary and appropriate recommendations to the Governance and Nominating Committee regarding Board and Committee membership. While not incorporated by reference in this proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request. The members of the Executive Committee are shown above.

Governance and Nominating Committee
Harrington Bischof John M. Dixon James C. Hellauer	Arnold L. Steiner Charles F. Titterton, Chairman Steven R. Walker, Vice Chairman

The Governance and Nominating Committee is organized to oversee the Company’s policies relative to the size, composition and qualifications of the Board of Directors. The Committee is authorized to: (1) establish procedures and qualification criteria to identify and recommend qualified candidates for election to the Board, taking into consideration any recommendations from the Executive Committee, (2) review annually the qualifications and requirements of the member directors, the structure and performance of Board Committees and, jointly with the Compensation Committee, the compensation for Board members, (3) develop, recommend and annually reassess the Corporate Governance Guidelines applicable to the Company, (4) periodically review, in conjunction with the Executive Committee, the Company’s succession plans with respect to the CEO and other senior officers, (5) maintain and recommend changes to the Board-approved Code of Business Conduct and Ethics and the Code of Ethics for the Principal Executive Officer and Senior Financial Officer, and (6) serve in an advisory capacity to the Board and its Chairman on matters of the organizational and governance structure of the Company. The Committee operates pursuant to a written charter approved each year by the Board of Directors, and performs an annual self-evaluation.

The Board of Directors is currently composed of eleven persons of whom nine are classified as independent. It is the Company’s longer-term objective to have a Board of between nine and eleven members, and to aim for at least 80% representation by independent directors. One of the goals of the Committee is to have the Board reflect diversity with respect to professional and business experience. Race, gender and national origin are not considered by the Committee when reviewing proposed candidates or the re-nomination of existing directors. The Committee believes the Board is appropriately diverse in the context of the Company’s business needs and the Board’s responsibilities to shareholders and other stakeholders.

The Committee evaluates and proposes new and continuing candidates to the Board of Directors for approval and slating. The Committee can consider director candidates nominated by shareholders. Any name presented for consideration must be submitted to the Committee’s Chairman with a copy to the Secretary no later than 120 days before the anniversary date of the Company’s last proxy statement in order to be included in the Company’s proxy statement or on its form of proxy. It should be accompanied by a comprehensive description of the person’s qualifications plus additional sources of relevant information which will assist the Committee in its review of the person’s background and qualifications, so the Committee may make a determination of the candidate’s fitness to serve. All candidates nominated by shareholders will be evaluated on the basis of the same minimum criteria and additional background qualifications and experience discussed in this proxy statement. A candidate who does not satisfy the minimum criteria qualifications will not be recommended by the Committee for membership on the Board. Given the long-term, regulated nature of the Company’s business, nominees will not be considered if they are regarded simply as representatives of a particular shareholder or group of shareholders with a short-term agenda and not oriented toward the demands of a regulated business vested with the public interest.

While not incorporated by reference in this proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request. In the judgment of the Company’s Board of Directors each member of the Committee is considered independent pursuant to the Listed Company Standards of the NYSE and the rules of the SEC. The Committee’s members are shown above.

SHAREHOLDER COMMUNICATION WITH THE BOARD

Shareholders of the Company and other interested parties may communicate with the Lead Director, the independent directors, the Board of Directors as a whole, or with any individual director. Such communications must be in writing and sent to Old Republic International Corporation, c/o Secretary, 307 N. Michigan Ave, Chicago, IL 60601. The Secretary will promptly forward such communications to the intended recipient.

ITEM 2
RATIFICATION OF THE SELECTION OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of KPMG LLP (“KPMG”), an independent registered public accounting firm, to be the Company’s independent registered public accounting firm for the year 2015. The selection has been approved by the Board of Directors, subject to a review of the fee proposal and the proposed scope of the audit. In the ordinary course of corporate governance, the Board of Directors is asking and recommending that the shareholders ratify this selection subject to the Committee’s acceptance of KPMG’s proposed fee and audit scope. The Company is not required to take any action as a result of the outcome of the vote on this proposal. However, in the event the shareholders fail to ratify this selection, the Board of Directors and the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain KPMG or to appoint another independent registered public accounting firm. Even if the selection of KPMG is ratified, the Board of Directors and Audit Committee, at their discretion, may direct the appointment of a different independent registered public accounting firm if they believe that such a change would be in the best interests of the Company and its shareholders.

EXTERNAL AUDIT SERVICES

The Audit Committee selected KPMG as the Company’s independent registered public accounting firm to examine its consolidated financial statements for the year 2014. A member of KPMG will be invited to attend the Company’s Annual Shareholders’ Meeting. He or she will be provided with an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

KPMG’s aggregate fees for professional services for 2014 and 2013 are shown below.

Type of Fees	2014	2013(a)
Audit Fees	$4,279,575	$4,317,715
Audit Related Fees	36,100	119,775
Tax Fees	—	—
All Other Fees	—	318,000
Total	$4,315,675	$4,755,490

(a)	The total fees shown above for 2013 are $441,500 higher than previously reported, and reflect the final fee adjustments that occurred subsequent to the preparation of the 2014 proxy statement.

The term “Audit Fees” refers to expenses covering: (a) professional services rendered by the auditors for the audit of the Company’s consolidated annual financial statements included in the Company’s Form 10-K, (b) reviews without audit of financial statements included in the Company’s Forms 10-Q, and (c) services normally provided by the auditors in connection with mandated audits of statutory financial statements and filings. “Audit Related Fees” refers to charges for assurance and related services by the auditors that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees”. Audits of most employee benefit plans are performed by an independent audit firm other than KPMG. “Tax Fees” refers to fees for professional services rendered by the auditors for tax compliance. The term “All Other Fees” refers to fees for products and services provided by the auditors, other than those reported under the preceding categories, and consisted of fees for security assessment of the Company’s various information technology operations.

The charter of the Audit Committee requires that it pre-approve all non-audit work by the Company’s independent registered public accounting firm. In determining whether to approve non-audit services, the Committee considers whether the services in question facilitate the performance of the audit, improve the Company’s financial reporting process or are otherwise in the Company’s and its shareholders’ interests. All of the Audit-Related Fees, Tax Fees and All Other Fees billed to the Company in 2014 and 2013 were approved by the Audit Committee pursuant to the pre-approval waiver requirements of SEC Regulation S-X. The Audit Committee has determined that the other services and products provided in 2013 by KPMG were not incompatible with KPMG’s independence as the Company’s independent registered public accounting firm.

KPMG has advised the Committee that all of its employees engaged in the Company’s audits were independent of the Company.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the selection of KPMG as the Company’s independent registered public accounting firm, subject to the Audit Committee’s approval of that firm’s fee and audit scope proposal for 2015. Proxies solicited by the Board of Directors will be voted in favor of the selection of this firm unless shareholders specify to the contrary. The results of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

AUDIT COMMITTEE REPORT FOR 2014

The following Report of the Audit Committee does not constitute solicitation material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In accordance with its written charter, the Audit Committee performs the oversight role assigned to it by the Board of Directors. As part of its oversight responsibilities, the Audit Committee appointed KPMG as the Company’s independent registered public accounting firm for 2014. The lead partner for the Company's audits for 2010 through 2014 completed the fifth year of the required five-year rotation.  The Committee met with KPMG management and evaluated the qualifications of the new lead engagement partner for 2015 and provided extended orientation to assist with the transition.

The Audit Committee met with KPMG, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. During 2014, the Audit Committee reviewed the interim financial and other information contained in each quarterly report on Form 10-Q filed with the Securities and Exchange Commission with the Chief Executive Officer, Chief Financial Officer, and KPMG prior to its filing. The Annual Report on Form 10-K was similarly reviewed. In addition, the Audit Committee discussed with KPMG matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16. Further, the Audit Committee received and discussed the written communications from KPMG required by applicable requirements of the PCAOB regarding KPMG’s  independence. The Audit Committee reviewed the Company’s internal audit function, including  its reporting obligations, and reviewed their proposed audit plans and periodic reports to the Audit Committee summarizing the results of their auditing activities. The Audit Committee met regularly with the Company’s legal counsel to review the status of litigation involving the Company or its subsidiaries and to ascertain that the Company complied with applicable laws and regulations.

Following all of these discussions and reviews referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

James C. Hellauer Fredricka Taubitz, Chairman Charles F. Titterton	Dennis P. Van Mieghem, Vice Chairman Steven R. Walker

COMPENSATION MATTERS

COMPENSATION COMMITTEE REPORT FOR 2014

The following Report of the Compensation Committee does not constitute solicitation material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee met its oversight responsibilities for the year 2014 by reviewing and discussing with the Company’s management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based upon this review, its discussions and its activities, the Compensation Committee recommended that the CD&A be included in this proxy statement.

Harrington Bischof Jimmy A. Dew John M. Dixon, Chairman	Arnold L. Steiner Fredricka Taubitz Dennis P. Van Mieghem, Vice-Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has served within the last three years as an officer or employee of the Company or any of its subsidiaries, nor has any Executive Officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.

DIRECTORS’ COMPENSATION

Independent directors receive an annual retainer of $110,000 plus an additional annual fee of $10,000 for each committee on which they serve. The Lead Director, Mr. Steiner, and the chairmen of the Governance and Nominating and Compensation Committees, Messrs. Titterton and Dixon, respectively, each receive an additional annual retainer of $10,000. Ms. Taubitz as Chairman of the Audit Committee is paid an additional annual retainer of $15,000. Each of the Committees’ Vice-Chairmen receives an additional retainer of $5,000. Independent directors also serve as directors of regulated subsidiaries of the Company and these fees cover service on such subsidiary boards and related committees. Directors’ compensation is reviewed annually, and any changes are recommended by the Compensation Committee, in consultation with the CEO and any independent consultant retained by the Compensation Committee for that purpose. The Compensation Committee’s recommendations are, in turn, voted upon by the full Board. Directors who are employees of the Company or its subsidiaries receive no compensation for their services as directors or committee members.

Non-employee directors are not currently eligible for stock awards, stock options, incentive compensation awards, deferred compensation awards, pensions, or any other compensation programs or arrangements which the Company might offer to its employees or those of its subsidiaries. Independent directors may not receive any form of compensation from the Company other than director’s fees in order to remain qualified as independent in the Company’s judgment. As a result, the fees shown below are the total fees paid to directors. Mr. Zucaro, as an employee and CEO of the Company, has his compensation reported in the Summary Compensation Table shown elsewhere in this proxy statement. Mr. Dew, who is retired from Republic Mortgage Insurance Company (“RMIC”), a subsidiary of the Company, has received no compensation from RMIC or the Company during the last three years other than the annual retainer that other directors receive.

The table below lists the compensation paid to each director of the Company. In addition to director fees, the Company and its subsidiaries either directly pay or reimburse directors for travel, lodging and related expenses incurred in attending director or Committee meetings.

2014 Directors’ Compensation
Name	Fees Earned or Paid in Cash
Harrington Bischof	$140,000
Jimmy A. Dew	110,000 (*)
John M. Dixon	150,000
James C. Hellauer	130,000
Arnold L. Steiner	150,000
Fredricka Taubitz	145,000
Charles F. Titterton	140,000
Dennis Van Mieghem	140,000
Steven R. Walker	145,000

(*)	Mr. Dew’s 2014 compensation reflects the fact that he had no committee responsibilities during that year.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Compensation levels are set to enable the Company to attract, reward and retain key executives and other associates critical to its long-term success. The Company believes that Compensation paid to Executive Officers with major policy setting responsibilities should be closely aligned with the performance of the Company on both a short-term and long-term basis. In this regard, performance is evaluated principally on the basis of achieved returns on equity and growth in operating earnings over multi-year periods. For all other Executive Officers and senior members of the Company’s management and key employees, Compensation is based, in part, on the foregoing financial factors, as well as on their individual performances.

Neither the CEO, Chief Financial Officer (“CFO”), nor any other Executive Officer of the Company has employment contracts. They and all other associates of the Company and its subsidiaries are employees “at-will”. Compensation for most senior members of the Company’s management is set annually by the Compensation Committee of the Board of Directors based either on its sole determination or in consultation with the CEO and, as requested, the President. The Company does not set any salary, incentive award or stock option targets or conditions for its Executive Officers which will automatically result in salary increases or awards based solely on the achievement of such targets or conditions. Rather, the Company attempts to make the total Compensation paid to Executive Officers, the most senior members of the Company’s management and its other employees reflective of the financial performance achieved by the Company and the individual divisions or units for which they work. In certain cases, employees’ individual performance is subjectively evaluated and their incentive compensation is set at levels reasonably competitive with other companies in the insurance industry. In reaching Compensation decisions, the Company does not measure each individual element of Compensation against similar elements paid by other companies or its peer group, nor is any Compensation element or the total Compensation paid to any executive based solely on comparisons with those of other companies or their executives.

The Company’s Board of Directors and Compensation Committee reviewed last year’s shareholder vote concerning Executive Compensation and considered that vote when reviewing and determining Compensation amounts and when making incentive awards for Executive Officers and other senior members of the Company’s management for the current year. Further, that vote and future votes concerning Executive Compensation will be considered if any future changes in Compensation programs occur.

The companies Old Republic selected as members of its peer group for 2014 are: Ace Limited, American Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, Fidelity National Financial, Inc., First American Financial Corporation, Markel Corporation, Stewart Information Services Corporation, Travelers Companies, Inc. and XL Group PLC. A comparison of the aggregate stock performance of this peer group and Old Republic appears in the chart in Part II of the Company Annual Report on Form 10-K.

Executive Performance Considered in Reaching Compensation Decisions

The Company rewards performance which the Compensation Committee believes will lead to both short-term and long-term success. The Committee evaluates the Company’s CEO performance and Compensation primarily in the context of the following factors.

•	Vision and planning for the Company’s future, principally on a long-term basis;
•	Strategies established and implemented to realize these plans;
•	Leadership qualities;
•	Judgment in making decisions regarding plans and general management of the Company’s affairs;
•	Commitment to achieving goals, especially when faced with adversity;
•	Ability in setting objectives and promoting the best interests of the Company’s shareholders, the beneficiaries of its subsidiaries’ insurance policies, and those of other stakeholders; and
•	Adherence to high ethical standards that promote and protect the Company’s good name and reputation.

No particular component is given any greater weight than another. Rather, each Compensation Committee member subjectively reviews these characteristics in the aggregate and exercises his or her best business judgment in reaching conclusions. The Committee evaluates the CEO’s performance and Compensation itself and the other Executive Officers’ performance and Compensation in consultation with the CEO and, as requested, other members of the Office of the Chief Executive in the context of the above noted factors. The performance of non-policy-making senior members of the Company’s management is likewise reviewed by the Committee in consultation with the CEO.

Elements of Compensation and the Factors and Rationale in Determining Compensation Amounts

The Compensation paid by the Company to its CEO, other Executive Officers and senior members of the Company’s management is usually composed of the following basic elements:

•	Annual Salary;
•
Incentive awards, including both cash and deferred amounts, based on earnings and return on equity achieved by the Company and its subsidiaries over multi-year periods and, in certain cases, bonuses based upon their individual performances;

•	Stock option awards; and
•	Miscellaneous other benefits: such as health insurance programs.

The following table shows the segmented sources of Old Republic’s pre-tax and post-tax operating income. The level and trends in earnings of such segments and their past and most recent contributions to the Company’s growth in the shareholders’ equity account are important considerations in the determination of cash and stock option incentive compensation for certain Executive Officers and other senior members of the Company’s management.

	Segmented Operating Results ($ in Millions)
	2014	2013	2012	2011	2010
Pre-tax operating income (loss) (a):
General insurance	$221.3	$288.3	$261.0	$353.9	$316.7
Title insurance	99.5	124.3	73.8	36.2	9.4
Corporate and other (b)	5.7	2.1	(2.7)	(14.6)	(2.8)
Subtotal	326.7	414.7	332.1	375.5	323.2
RFIG run-off business	10.3	110.0	(508.6)	(727.8)	(404.8)
Total	337.1	524.8	(176.4)	(352.2)	(81.5)
Income taxes (credits) on operating income (loss)	104.3	173.2	(76.6)	(133.7)	(40.9)
Net operating income (loss) (a)	$232.7	$351.6	$(99.7)	$(218.5)	$(40.6)

(a)
Operating income is a non-GAAP reflection of the Company’s business results inasmuch as it excludes investment gains or losses from sales of securities or impairments in the value of portfolio securities.

(b)	Represents amounts for Old Republic’s holding company parent, minor corporate services subsidiaries, and a small life and accident insurance operation.

The following table shows the Compensation summary for the Chairman and CEO, the CFO and the Executive Officers responsible for the operations of the Company and its major segments. Bonus and stock option awards for Messrs. Zucaro and Kellogg were based to a significant degree on the Company’s consolidated results; those of Messrs. Rager and Yeager were based primarily on the results of the General and Title Insurance segments, respectively. The Compensation of Mr. Mueller, non-policy-making Executive Officers and the other senior members of the Company’s management were based on a composite of Old Republic’s segmented and consolidated results, as well as on subjective individual performance evaluations.

Summary Compensation Table
(a) Name and Principal Positions	(b) Year	(c) Salary	(d) Bonus (1)	(e) Value of Stock Option Awards(2)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	(g) All Other (4) Compensation	(h) Total ($)

Aldo C. Zucaro	2014	$855,000	$ 31,109	$306,000	$368,087	$17,110	$1,577,306
Chairman and	2013	828,333	283,340	119,700	69,315	13,677	1,314,365
Chief Executive Officer	2012	810,000	155,197	89,654	224,997	13,544	1,293,392
	2011	792,049	138,146	189,500	228,242	12,415	1,360,352
	2010	776,146	237,780	—	195,168	22,003	1,231,097

Karl W. Mueller	2014	445,000	140,701	107,100	63,151	13,034	768,986
Senior Vice President and	2013	431,667	171,469	55,575	25,395	8,568	692,674
Chief Financial Officer	2012	421,667	152,045	41,625	56,292	7,984	679,613
	2011	411,667	138,026	56,850	53,376	7,386	667,505
	2010	400,000	183,000	31,325	37,677	6,797	658,799

James A. Kellogg	2014	360,000	45,123	—	260,459	20,950	686,532
Executive Vice Chairman	2013	432,885	66,208	—	114,675	19,595	633,363
	2012	491,539	57,000	44,827	200,148	16,892	810,406
	2011	485,000	68,342	94,750	230,096	19,768	897,956
	2010	472,400	118,374	—	194,119	26,538	811,431

R. Scott Rager (5)	2014	490,000	303,977	113,220	—	30,571	937,768
President and	2013	476,667	388,708	55,575	—	24,763	945,713
Chief Operating Officer;	2012	466,667	336,115	41,625	—	21,547	865,954
President–General Insurance	2011	456,667	429,988	56,850	—	33,685	977,190
	2010	446,000	419,267	23,270	—	13,060	901,597

Rande K. Yeager	2014	485,000	387,952	114,750	93,014	21,085	1,101,801
Senior Vice President–	2013	471,250	400,656	51,300	53,308	16,683	993,197
Title Insurance	2012	455,833	250,000	27,537	175,807	13,053	922,230
	2011	439,583	140,000	39,785	207,486	13,053	839,907
	2010	404,167	—	35,800	169,870	10,195	620,032

(1)
In this table, the awards are attributed to the year on which the award was based, even though the award was granted in the following calendar year. The table includes the combined cash and deferred incentive compensation awards granted under the Company’s performance recognition plans or similar plans maintained by subsidiaries of the Company. For Messrs. Rager and Yeager, the first $25,000 of an award is paid in cash and the balance is split with 50% being paid in cash and the balance being deferred. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later. The deferred amounts accrue interest for awards made after 2004. No incentive compensation awards were granted between 2010 and 2014 under the Company’s Key Employee Performance Recognition Plan as this plan has been suspended due to poor consolidated results. However, certain subsidiary plans have remained in place and certain Executive Officers and other employees have been granted bonus awards based on segmented results or on the basis of a subjective evaluation of their individual performance. The bonus awards shown for Messrs. Mueller, Rager and Yeager represent such awards. The awards for all Executive Officers include interest on their deferred balances for prior years. For Messrs. Zucaro and Kellogg their awards represent a subjectively determined bonus and interest on their deferred balances. No interest was accrued for Mr. Yeager prior to 2013.

(2)
The value of options is calculated pursuant to the Black-Scholes model. The option values represent the estimated present value as of the date options were granted. Accordingly, the option awards included under this column were granted in the years shown and reflect, among other factors previously noted, an evaluation of earnings trends and returns on equity for prior years.

The significant facts and assumptions incorporated in the Black-Scholes model used to estimate the value of the options include the following:
a)
Options are issued with an exercise price equal to 100% of the per share value at the close of trading (the “Fair Market Value”) of Common Stock on the business day immediately preceding the date of grant. The “Grant Date” shall be the date the Compensation Committee grants an option and the date from which the option term shall be measured.

b)
The term of each option is 10 years (unless such terms are otherwise shortened or forfeited due to termination of employment) but it is assumed that these executives will hold these options for an average of 8 years.

c)
Specific interest rates are used for valuing the awards. Such rates are predicated on the interest rate on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the expected option life.

d)
A stock price volatility factor is utilized in valuing the option awards. This factor is calculated using daily stock prices for the period prior to the Grant Date corresponding with the expected option life.

e)	Expected annual dividend yields ranging between 4.8% and 6.9% are used in the calculation of the awards.

The ultimate value of the options will depend on the future market price of the Company’s Common Stock which cannot be forecasted with reasonable accuracy. The actual value that an optionee may realize upon exercise of an option, if any, will depend on the excess of the market value over the exercise price on the date the option is exercised.

(3)
Represents the aggregate change in the actuarial present value of the accumulated benefits under the Company’s defined benefit pension plan. Plan benefits were frozen as of December 31, 2013. The Company does not have any non-qualified deferred compensation plans that credit above market or preferential earnings to participants.

(4)
Includes all minor amounts covering the Company’s matching contribution to the Executive Officers’ ESSOP accounts; the value of the Company’s group term life insurance plan treated as income; the value of the personal use of any vehicle supplied for Company business; and the personal value of meals and club dues incurred for Company business.

(5)	Mr. Rager became President of the Company effective June 1, 2012.

Annual Salary

The Company’s objective for all of its employees is to set annual salaries at amounts which:

•	Are reasonably competitive in the context of prevailing salary scales in the insurance industry; and
•	Provide a fixed, reasonable source of annual income.

The primary factors which are considered, in varying degrees, when establishing annual salaries for certain Executive Officers and other senior members of the Company’s management are:

•	Business size and complexity of the operations with which the person is associated;
•	The person’s level of responsibility and experience; and
•	The success of the business unit to which the person is assigned and the evaluation of his or her contribution to that success.

When making these evaluations, prevailing salary scales in the insurance industry, the annual consumer price index, trends in salary levels in published or private compilations and reports, and data contained in the proxy statements of publicly held insurance organizations are taken into account. No formula, set benchmark or matrix is used in determining annual salary adjustments. The decision regarding each Executive Officer is subjectively based upon all of the above factors, with the Compensation Committee members exercising their business judgment in consultation with the CEO, as to Executive Officers other than the CEO himself.

The salaries of the Executive Officers are reviewed on an annual basis during the first quarter of the year, and concurrently with a promotion or other significant change in responsibilities. Prior Compensation, prior cash and/or deferred incentive awards, bonuses and prior gains from the exercise of stock options are not taken into account when setting current annual salaries for the CEO, CFO and other Executive Officers of the Company.

Incentive Awards and Bonuses

The Company uses incentive awards, comprised of cash and deferred amounts, as well as bonuses. incentive awards and bonuses are intended to reward and retain eligible Executive Officers, other senior members of the Company’s management and certain key employees. They are also intended to provide an opportunity and incentive to increase Compensation based on management’s and the Compensation Committee’s review of their performance.

Performance Recognition Plans

Under the Company’s Key Employee Performance Recognition Plan (“KEPRP”), prior to its suspension in 2007, a performance recognition pool had been calculated each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO, CFO, Executive Officers and other senior members of the Company’s management. Employees eligible to share in this pool had been selected by the Compensation Committee in consultation with the CEO. The CEO recommended the total amount of the pool for participants in the plan and the Compensation Committee made the sole determination with regard to the total amount of the pool and the award thereunder, if any, granted to the CEO. The Committee also approved the award recommendations for the CFO, the other Executive Officers and senior members of management based upon their performance and the CEO’s recommendation. The eligibility and awards of other key employees were also approved by the Compensation Committee following the recommendations made by the CEO. All awards have been based on the positions and responsibilities of the key employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic, and other relevant factors. The Compensation Committee’s evaluation of all such factors has been subjective and based on the business judgment of its members.

Each year’s pool amount took into account pre-established objectives approved by the Compensation Committee for return on equity and year-over-year growth in earnings. Calculation of the pool was made in accordance with a detailed formula affected by: (a) the eligible participating employees’ annual salaries, (b) the current year’s earnings in excess of the prior year’s earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in the Company’s earnings per share, and (c) the latest year’s return on equity in excess of a minimum target return on equity equal to two times the mean of the five-year average post-tax yield on 10-year and 20-year U.S. Treasury Securities. The pool was limited to a percentage of plan participants’ aggregate annual base salaries, ranging from 10% to 150%, depending upon the amount by which the current year’s actual return on equity exceeded the minimum target return on equity for the year. Up to 50% of any one year’s pool amount was carried forward for up to three years for later allocation. There was no prescribed guarantee or limit as to how much of the year’s available pool would be awarded to each participant.

Under the KEPRP as created, the first $25,000 of any award, including any multiplier applied to a deferred balance, was paid in cash. For awards in excess of that amount, 50% of the excess was paid in cash and 50% was deferred. The deferred balance of the award vests at the rate of 10% per year of participation. The deferred balance, if any, is credited with interest at a rate approved annually by the Compensation Committee. Pursuant to the terms of the plan, participants become vested in their deferred account balances upon total and permanent disability, death, upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible or upon a change of control of the Company. Benefits are payable in a set number of equal installments, beginning no earlier than age 55, following termination of employment, death, disability, retirement or a change in control of the Company. Distributions for Executive Officers can begin no earlier than six months following their termination from service.

In addition to the KEPRP, the Company also maintains a number of separate plans for several individual subsidiaries, or segments of business. Such plans provide for the achievement of certain financial results and objectives as to each such entity. Each of these plans has operated in the same basic fashion as the Company’s Plan. The award pools for each plan are also established according to detailed formulas that take into account the increases in earnings, returns on equity in excess of a minimum target percentage, and other factors pertinent to each operating entity. Each separate subsidiary’s or operating center’s plan has a similar cash and deferred element. Mr. Yeager’s awards have been based on such a plan since 2011.

Incentive awards are typically granted annually during the first quarter of the year to eligible employees who are employed as of the award date. This follows the receipt of the independent registered public accounting firm’s reports on the financial statements of the preceding year, and an evaluation of any pertinent and significant post- balance sheet events and business trends.

Bonuses

The awards shown in the “Bonus” column of the preceding Summary Compensation Table were approved by the Compensation Committee. As a result of the substantial decline in the earnings between 2008 and 2012 of the Company’s consolidated business and of its run-off Mortgage Guaranty business, in particular, no incentive awards were made under the KEPRP for those years and the Compensation Committee, in consultation with the Chairman and CEO, suspended the Company’s KEPRP. However, certain purely subjective awards were made to policy-making Executive Officers responsible for the operations of the Company and its subsidiaries. The Compensation Committee also granted bonus awards to non-policy-making Executive Officers, senior members of the Company’s management and other employees based upon a composite of the Company’s segmented and consolidated results as well as those employees’ individual performance evaluations. The manner of deciding who shall receive these bonuses and the amounts of such bonuses is the same as outlined in the first paragraph of the above section.

The following table sets forth certain information regarding non-qualified deferred compensation awards made to the persons listed in the Summary Compensation Table and shows the pro forma balances of such accounts as of December 31, 2014. The individuals listed had no discretion as to whether they wished to defer any awards made to them by the Company and were not permitted to voluntarily make contributions of their own to the Company’s KEPRP. The amounts shown as contributed to the named persons’ accounts were based upon their performance for that year even though the award itself was made after year end following the receipt of the independent registered public accounting firm’s reports on the financial statements of the Company, review of any significant post-balance sheet events, and their continued employment. The amount earned on prior year balances and the aggregate balances for these persons are presented based upon the calculation and crediting that occurs during the year shown.

Nonqualified Deferred Compensation
Name	Company’s Contributions 2014	Aggregate Earnings 2014	Aggregate Deferred Balance as of December 31, 2014
Aldo C. Zucaro	—	$31,109	$6,794,887
Karl W. Mueller	$52,200	10,701	577,674
James A. Kellogg	2,500	15,123	1,560,349
R. Scott Rager	120,000	38,977	2,909,078
Rande K. Yeager	180,000	2,952	475,514

Stock Option Awards

The Company believes that the CEO, CFO, Executive Officers, other senior members of the Company’s management and other key employees who make a substantial contribution to long-term performance should have an equity interest in the Company. The Company’s current Amended and Restated 2006 Incentive Compensation Plan (the “2006 Plan”) was approved by shareholders in 2006 and replaced a similar non-qualified stock option plan that had been in place for more than twenty-five years. Pursuant to the 2006 Plan, as amended, a set number of shares (originally 14,500,000) are available for award until the 2006 Plan terminates on February 23, 2016. At year-end 2014, approximately 2,050,000 shares were available for future awards pursuant to the 2006 Plan.

The objective of the 2006 Plan is to encourage:

•	An alignment of stockholder and employee interests;
•	Employee efforts to grow shareholder value; and
•	A long-term commitment to the Company by participating employees.

Accordingly, stock option grants have not been limited solely to the CEO, CFO and Executive Officers but have been available to several hundred Company employees. The factors considered when making stock option awards include:

•	The achievements of the individual;
•	The overall performance of the Company or, in certain cases, segmented results; and
•	The anticipated contributions of the individual to the Company’s future success.

No formula, set benchmark or matrix is used in determining stock option awards. The relative significance of the above factors with respect to awards granted to the CEO, CFO, other Executive Officers and all other employees is determined subjectively by the Compensation Committee taking into consideration the segmented and consolidated results of the Company, with each member using their business judgment, and following consultation with the CEO for awards other than his own. The aggregate number of option shares granted annually over the past three years to all employees, including the CEO, CFO the Executive Officers of the Company and all senior members of the Company has been less than 0.5% of the then outstanding Common Stock of the Company.

Option awards are made once a year, usually during the first quarter following receipt of the independent registered public accounting firm’s report on the financial statements for the preceding year. The Compensation Committee approves the total pool of option shares and the options granted to the CEO, the President, the other Executive Officers, and a number of the senior members of the Company’s management and its subsidiaries. The options’ exercise price is the fair market value of the Company’s Common Stock on the Grant Date. When making these awards, the other sources of Compensation for the participant, such as base salary and any other incentive awards, are taken into account so as to achieve a reasonable balance of cash and future income or value. The grant of options and their strike price are not linked to any Company action such as the release of earnings and have typically occurred during March of each year with notification to recipients usually occurring in early May.

Stock Option Grants and Exercises

The following table sets forth certain information regarding options to purchase shares of Common Stock granted in 2014 to the Executive Officers listed in the Summary Compensation Table:

Stock Option Grants
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Award

Aldo C. Zucaro	3/19/14	100,000	$16.06	$306,000
Karl W. Mueller	3/19/14	35,000	16.06	107,100
James A. Kellogg	3/19/14	—	—	—
R. Scott Rager	3/19/14	37,000	16.06	113,220
Rande K. Yeager	3/19/14	37,500	16.06	114,750

The purchase price per share of Common Stock subject to an option was fixed by the Compensation Committee. Such purchase price was the Fair Market Value, as defined by the 2006 Plan, of the Company’s Common Stock on the day before the Grant Date.

The term of each option was 10 years from the Grant Date. Options are exercisable in accordance with the following vesting schedule: 10% at the end of the year of grant, and thereafter, annually at the rates of 15%, 20%, 25% and 30% so that at the end of the 5th fiscal year after the grant they are 100% vested. If the optionee dies, retires in good standing after age 57, or becomes disabled, vesting acceleration occurs. In such cases and if a change in control of the Company occurs, vesting accelerates to the extent of the higher of 10% of the shares covered for each year of service by the optionee or the actual vested percentage plus 50% of the unvested remaining shares. For any option granted after January 1, 2014 to an optionee who, as of the date of the grant (i) has attained age 65, (ii) is currently an employee of the Company or a subsidiary, and (iii) has been employed by the Company or a subsidiary for ten (10) years or longer, such option shall be fully vested as of the date of the grant. All option shares granted prior to 2011 are now fully vested.

Exercises of Stock Options

None of the Executive Officers named in the Summary Compensation Table exercised any stock options during 2014.

Equity Compensation Plan Information

The following table sets forth certain information regarding securities authorized for issuance under equity compensation plans as of year-end 2014. The Company only has equity compensation plans that have been approved by the Company’s shareholders.

Equity Compensation Plan Status as of Year End 2014
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	11,510,433	$16.67	2,050,000
Equity compensation plans not approved by security holders	—	—	—
Total	11,510,433	$16.67	2,050,000

The following table sets forth information regarding the unexercised options held by the persons listed in the Summary Compensation Table. This table shows the option exercise price for each exercisable and unexercisable option held by each individual and the date upon which each option expires.

Outstanding Equity Awards at Year End 2014
	Number of Securities
Name	Underlying Unexercised Options Exercisable	Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Aldo C. Zucaro	112,500	—	$18.41	04/11/15*
	280,000	—	21.48	05/26/16
	200,000	—	21.77	03/13/17
	70,000	30,000	12.33	03/23/21
	31,500	38,500	10.80	03/21/22
	17,500	52,500	12.57	03/20/23
	100,000	—	16.06	03/19/24
Karl W. Mueller	12,500	—	18.41	04/11/15*
	35,000	—	21.48	05/26/16
	38,000	—	21.77	03/13/17
	25,000	—	12.95	03/18/18
	15,000	—	10.48	03/25/19
	17,500	—	12.08	03/25/20
	21,000	9,000	12.33	03/23/21
	14,625	17,875	10.80	03/21/22
	8,125	24,375	12.57	03/20/23
	3,500	31,500	16.06	03/19/24
James A. Kellogg	37,500	—	18.41	04/11/15*
	60,000	—	21.48	05/26/16
	85,000	—	21.77	03/13/17
	35,000	15,000	12.33	03/23/21
	15,750	19,250	10.80	03/21/22
R. Scott Rager	28,750	—	18.41	04/11/15*
	47,000	—	21.48	05/26/16
	55,000	—	21.77	03/13/17
	37,500	—	12.95	03/18/18
	10,000	—	10.48	03/25/19
	13,000	—	12.08	03/25/20
	21,000	9,000	12.33	03/23/21
	14,625	17,875	10.80	03/21/22
	8,125	24,375	12.57	03/20/23
	37,000	—	16.06	03/19/24
Rande K. Yeager	13,750	—	18.41	04/11/15*
	15,000	—	21.48	05/26/16
	5,000	—	21.77	03/13/17
	30,000	—	12.95	03/18/18
	20,000	—	10.48	03/25/19
	20,000	—	12.08	03/25/20
	14,700	6,300	12.33	03/23/21
	9,675	11,825	10.80	03/21/22
	7,500	22,500	12.57	03/20/23
	37,500	—	16.06	03/19/24

(*)	These options expired on April 11, 2015 without being exercised.

The following table sets forth a summary of all stock options that have been granted to Company employees, including those persons listed in the Summary Compensation Table, as of December 31, 2014. This table is intended to highlight that the compensation of employees, in the form of stock options, has suffered due to the decline in price of the Company’s Common Stock since 2007. Note that the options granted prior to 2008 are currently “out of the money”, and that the options granted in 2005 expired without value to the employees holding them on April 11, 2015.

					Options Outstanding			Options Exercisable
						Weighted – Average
Ranges of Exercise Prices			Year(s) of Grant		Number Outstanding	Remaining Contractual Life	Exercise Price	Number Exercisable	Weighted Average Exercise Price
$18.41	to	$20.87	2005	(a)	1,545,921	0.25	$18.45	1,545,921	$18.45
$21.36	to	$22.35	2006		2,057,100	1.25	22.00	2,057,100	22.00
$21.78	to	$23.16	2007		1,943,175	2.25	21.78	1,943,175	21.78
$ 7.73	to	$12.95	2008		902,350	3.25	12.93	902,350	12.93
$10.48			2009		570,992	4.25	10.48	570,992	10.48
$12.08			2010		633,320	5.25	12.08	633,320	12.08
$14.31			2010	(b)	24,767	0.25	14.31	24,767	14.31
$12.33			2011		916,567	6.25	12.33	663,513	12.33
$10.80			2012		917,711	7.25	10.80	433,092	10.80
$12.57			2013		913,530	8.25	12.57	241,138	12.57
$16.06			2014		1,085,000	9.25	16.06	333,812	16.06
Total					11,510,433		$16.97	9,349,180	$17.44

(a)	These options expired on April 11, 2015 without being exercised.
(b)	Represents replacement options issued to PMA employees pursuant to the PMA merger.

Pension Plan and Baseline Security Plan

During 2013, the Old Republic International Corporation Salaried Employees Restated Retirement Plan (“Company Plan”) assumed the obligations and assets of the other retirement plans maintained by subsidiaries of the Company. Participation in the Company Plan and the other plans maintained by subsidiaries had been closed to new employees for many years. Individuals who became employed after participation was closed were not eligible for participation in the Company Plan, but were permitted to participate in the Company’s 401(k) ESSOP, subject to its eligibility rules. Effective December 31, 2013, the accrued benefit levels available to each participant in the Company Plan were frozen and no new benefits will accrue to participants after that date.

Under the Company Plan, as it applies to Messrs. Zucaro, Mueller and Kellogg, benefits are determined based upon 1.5% of the participant’s “Final Average Monthly Earnings” (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest “Final Average Monthly Earnings”) multiplied by the participant’s years of service. Earnings include base salary and commissions, but exclude bonuses and cash and deferred incentive compensation awards granted under any Company or subsidiaries’ incentive plans or KEPRPs. Early retirement benefits are available under the Company Plan for persons who are eligible and elect to retire after attaining age 55 provided they have at least five years of vested service with the Company. In this case, early retirement benefits are adjusted based upon the participant’s age at retirement. The adjustment begins at 50% of normal benefits at age 55. For participants age 55 to 60 the early retirement benefits increase by 3.33% per year. Between ages 60 and 65, they increase by 6.66% per year until they reach 100%. Messrs. Kellogg and Mueller are currently eligible for early retirement benefits under the Company Plan. Mr. Rager is not a participant in the Company Plan or any pension plan previously sponsored by a subsidiary of the Company.

Under the Company Plan, as it applies to Mr. Yeager, who has attained age 65, the monthly benefit is 1.20% of the participants Final Average Monthly Earnings up to the Social Security Integration Level, and 1.75% of the amount in excess of that level, multiplied by the participant’s years of credited service limited to a maximum of 30 years. Early retirement benefits are available for persons who are eligible and elect to retire after attaining age 55 and completing 10 years of vesting service, or after attaining age 60. In the case of early retirement, benefits are reduced by .458% for each month preceding the participant attaining age 65.

The Company also maintains the Old Republic International Corporation Executives Excess Benefit Plan (“Excess Benefit Plan”) to provide certain key executives with pension benefits in excess of those provided by the Company Plan because of legal limitations that cap benefit payments. The Excess Benefit Plan is administered by the Compensation Committee of the Board of Directors, which selected the employees to participate in this plan from those who are participants in the Company Plan. Mr. Zucaro is the only listed Executive Officer who qualified for participation under the Excess Benefit Plan as this plan was closed to new participants as of December 31, 2004. Further, the accrued benefits under this plan were frozen as of December 31, 2013 and no additional future benefits will accrue to Mr. Zucaro or others under it.

The following table sets forth the present value of the estimated benefits payable to Executive Officers under the above described pension plans.

Pension Benefits
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year (2)
Aldo C. Zucaro	Company Plan	36.4	$2,391,997	$82,389
	Excess Benefit Plan	36.4	5,231,386	—
Karl W. Mueller	Company Plan	8.3	306,377	—
James A. Kellogg	Company Plan	36.8	1,865,515	—
R. Scott Rager	None	-	-	—
Rande K. Yeager	Company Plan	26.6	1,410,090	—

(1)
The present value of accumulated benefits payable following assumed retirement is calculated using interest and mortality assumptions consistent with those used for financial reporting purposes with respect to the companies’ audited financial statements. No discount is assumed for separation prior to retirement due to death, disability or termination of employment. The amount shown is based upon accrued service through year end 2013 when Plan benefits were frozen.

(2)	Mr. Zucaro began to receive pension benefits in 2014.

Effective January 1, 2014, the Baseline Security Plan (“BSP”) was established by the Company, in part, as a replacement for the Company Plan. Eligibility for participation in the BSP is similar to eligibility under the Company’s 401(k) ESSOP. The BSP is noncontributory by participants and no employee contributions are permitted under it except for IRA roll-over contributions. The BSP contributions will be performance-based with an emphasis on the long-term underwriting results of the Company. The annual contribution will be approved each year by ORI’s Board of Directors following the receipt of all pertinent audit reports for the Company, and its individual subsidiaries and operating centers, as profit sharing contributions will be performance-based on each individual subsidiary and operating center. Any contribution will be characterized as a percentage of each eligible employee’s annual base salary. The initial base year for determining the Company’s contribution to the BSP will be 2014. Following the Board of Directors’ approval of a contribution, if any, the first contributions under the BSP shall be allocated to participants’ accounts in early 2015.

Employees Savings and Stock Ownership Plan

Under the Company’s 401(k) qualified ESSOP, eligible employees who elect to participate may have their savings, up to a maximum of 6%, matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the Company’s average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is made. The Company’s matching contribution applies to annual compensation up to a maximum of $150,000. Employees’ contributions are invested, at the employees’ direction, in a number of publicly-traded mutual funds, and employees may elect to purchase the Company’s Common Stock as an investment option. Employer contributions are invested exclusively in the Company’s Common Stock. Employees with three or more years of service as of the prior years’ end may diversify the annual contribution of Company Common Stock into alternative investments. Further, such employees may also diversify all of the prior contributions of Company Common Stock at any time. The alternative investment choices include a number of publicly-traded stock and bond mutual funds. Employees may also change their investments from the alternate investments permitted into investments in the Company’s Common Stock. However, the number of times an employee may change their investments into or out of the Company’s Common Stock is annually limited. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 6 years. Vesting also occurs in increments of 20% per year, beginning after one year of service. Benefits are payable upon termination of service, death or disability, or following retirement and are subject to minimum distribution requirements set forth in Treasury regulations under the Internal Revenue Code. At the election of the participant, benefits derived from employer contributions are payable either in cash or the Company’s Common Stock.

In addition to the Company’s ESSOP, Mr. Rager participated in the Great West Casualty Company Profit Sharing Plan (“GWC Plan”) that was terminated on December 31, 2013. The existing account balances of each GWC Plan participant were absorbed by the BSP described above. While Mr. Rager had a balance with the GWC Plan, he has not received or made a contribution to the GWC Plan since joining the Company’s Senior Management in late 2007. The GWC Plan was a 401(k) qualified plan, similar to the Company’s ESSOP with a profit sharing component, and covered substantially all employees of GWC and its affiliates. As of January 1, 2014, no new participants were permitted to join the GWC Plan and existing GWC participants automatically became members of the BSP while remaining eligible for participation in the Company’s ESSOP.

Other Benefits

The Company’s philosophy on Compensation does not encompass the disbursement of significant values by way of perquisites or personal benefits to its Executive Officers and other employees. Such benefits, as are in fact provided, include the personal value attributed to the use of Company-supplied automobiles, the personal value of club memberships, and the value of personal meals. The value of these benefits to the CEO, CFO and other listed Executive Officers are shown in the “All Other Compensation” column of the Summary Compensation Table shown elsewhere in this proxy statement. The Company and most of its subsidiaries provide other employment benefits that are generally available to most other employees and include: 401(k) and profit sharing plans based on each subsidiary’s or operating unit’s profitability; group life insurance plans; group health insurance plans; paid holidays and vacations.

ITEM 3
VOTE ON EXECUTIVE COMPENSATION

BACKGROUND

The Company is committed to full disclosure concerning Compensation, transparent corporate governance and the interest that shareholders have in knowing the Compensation philosophy of the Company. At the Company’s 2014 Annual Shareholders’ Meeting, more than 98.7% of the shares voted to approve the Company’s executive Compensation. However, in accordance with the Company’s desire to fully inform shareholders about the methods and amounts of executive Compensation, and as prescribed by law and regulation, shareholders are again asked to endorse the Company’s handling of these matters by adopting the following resolution that is commonly called a “Say-on-Pay” proposal.

The Board of Directors and the Compensation Committee, in particular, review the elements of Company Compensation each year. Special attention is devoted to the Compensation of the Executive Officers and other senior members of the Company’s management. In general, the Company seeks to align executive Compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The Company believes that its history of long-term growth over the last several decades is, in part, a result of its Compensation programs that encourage a longer-term pursuit of growth goals, rather than short-term results. A more detailed review of those programs and the awards for 2014 to the Executive Officers of the Company are reported elsewhere in this proxy statement. The Board of Directors and Compensation Committee believe the Company’s performance and executive Compensation have been aligned and balanced with shareholder returns in recent years. Annual incentive or bonus compensation and stock option awards made to several Executive Officers and other senior members of management were eliminated or reduced during the years between 2007 and 2009 in conformity with the Company’s financial results. This vote is not intended to address any one specific element of Compensation or the Compensation paid to any one individual. Rather, the resolution concerns the overall philosophy, makeup and amounts of Compensation paid to Executive Officers as a group.

2014 EXECUTIVE COMPENSATION VOTE

At the Company’s 2014 Annual Shareholders’ Meeting more than 98.7% of shares present voted to approve the Company’s executive compensation for 2013. The Compensation Committee and Board of Directors considered this vote when it reviewed executive Compensation for 2014.

PROPOSED RESOLUTION

Resolved, that the shareholders of the Company approve the Compensation policies, practices and procedures as set forth in the Compensation Discussion and Analysis section of this proxy statement for its Executive Officers for the year 2014.

VOTE REQUIRED

This vote is advisory and is not binding upon the Board of Directors. The vote is intended to be a measure of the shareholders’ overall approval of the handling of the Company’s Executive Compensation matters. Therefore, the vote will not result in a change or clawback of any existing or future Compensation of any individual. Nor will this vote necessarily result in a change in the elements or Compensation programs of the Company, as those decisions remain vested in the Board of Directors. However, if the shareholders fail to give this proposal a favorable vote, the Board of Directors and Compensation Committee shall investigate the reasons the resolution did not receive a majority vote. Further, this vote will be taken into consideration when future changes are considered in the elements of Compensation, when Compensation programs are adopted or changed, and when Compensation amounts or incentive awards are approved for Executive Officers and the other senior members of the Company’s management. The results of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR this proposal. Proxies solicited by the Board of Directors shall be voted in favor of this proposal unless shareholders specify to the contrary in their proxies.

ITEM 4
VOTE ON THE OLD REPUBLIC INTERNATIONAL CORPORATION
2016 INCENTIVE COMPENSATION PLAN

This proposal is to approve the Old Republic International Corporation 2016 Incentive Compensation Plan (herein called the “Proposed Plan”)

BACKGROUND

On February 26, 2015, the Board of Directors approved the Proposed Plan and recommended that it be submitted to the Company’s shareholders for their approval and adoption within twelve (12) months. If approved by the shareholders, the Proposed Plan, which is substantially similar to the Company’s current plan - the Amended and Restated 2006 Incentive Compensation Plan (the “2006 Plan”) will become effective as of February 24, 2016, following the termination of the Company’s 2006 Plan. The following summary of the Proposed Plan is qualified in all respects by reference to the provisions of the Proposed Plan, a copy of which is attached hereto as Exhibit A.

The Company presently maintains the 2006 Plan for key employees of the Company and its wholly-owned subsidiaries. The 2006 Plan shall expire on February 23, 2016, prior to the Company’s Annual Shareholders’ Meeting in 2016. Accordingly, shareholders are being asked to approve the Proposed Plan prior to the expiration of the 2006 Plan in order to avoid an interruption in plans. Under the 2006 Plan, as amended in 2010, the maximum number of options and equity award shares (“Award Shares”) available for 2010 and future years’ awards has been set at 14.5 million shares through 2016. Pursuant to the Company’s most recently established self-imposed limits, the maximum number of shares available as of December 31, 2014 for future awards under the 2006 Plan is 2,050,000 million shares. The Proposed Plan is very similar to the 2006 Plan under which Award Shares have been granted. If the Proposed Plan is approved by the shareholders of the Company, awards will continue to be made under the 2006 Plan until it terminates as scheduled on February 23, 2016. At that time, no new awards will be made under the 2006 Plan but Award Shares granted and other awards made under the 2006 Plan will continue to remain outstanding until they expire, are exercised, are paid out or are forfeited. No Award Shares under the 2006 Plan will be re-priced, changed or surrendered in exchange for Award Shares under the Proposed Plan. If the Proposed Plan is approved by the shareholders, no Award Shares or awards shall be made under it until after the expiration of the 2006 Plan on February 23, 2016, at which time the Proposed Plan shall become effective.

PURPOSE OF THE PROPOSED PLAN

The purpose of the Proposed Plan is to promote the interests of the Company and its shareholders by providing key individuals on whom rest major Company responsibilities with an opportunity to acquire a proprietary interest in the Company and cash or deferred compensation as an incentive to encourage them to put forth their maximum efforts for the continued success and growth of the Company and its subsidiaries. In addition, it is believed that the Proposed Plan will aid the Company in attracting and retaining key individuals of outstanding ability.

SUMMARY OF THE PROPOSED PLAN

The Proposed Plan is essentially the same as the Company’s current 2006 Plan. Under the Proposed Plan, an award to a participant may be in the form of Award Shares, a performance award in the form of cash or deferred cash award (Performance Award”), or a combination of these items. Any employee selected by the Compensation Committee is eligible to receive an award under the Proposed Plan if he or she is considered to be in a position to materially affect the profitability and growth of the Company. On December 31, 2014, approximately 280 officers and key employees were participants in the Company’s 2006 Plan and it is anticipated that a similar number will be eligible under the Proposed Plan.

The Compensation Committee of the Board of Directors, which currently consists of Messrs. Bischof, Dew, Dixon, Steiner and Van Mieghem and Ms. Taubitz, shall administer the Proposed Plan. None of the members of the Compensation Committee have within the last three years participated in any award under the 2006 Plan or any other employee benefit plan of the Company or any subsidiary. The Compensation Committee shall: (i) select the participants to whom awards may be granted; (ii) determine the type or types of awards to be granted to each participant; (iii) determine the number of Award Shares, if any, to be covered by any award granted hereunder; (iv) determine the terms and conditions of any Performance Award granted hereunder; (v) determine whether, to what extent, and under what circumstances Performance Awards shall be deferred; (vi) determine whether, or to what extent and under what circumstances any award shall be canceled or suspended; (vii) interpret and administer the Proposed Plan and any Award Agreement (as defined in the attached Proposed Plan); (viii) correct any defect, supply any omission or reconcile any inconsistency in the Proposed Plan or any award; (ix) establish such rules and regulations and appoint such agents, as it shall deem appropriate, for the proper administration of the Proposed Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Proposed Plan.

The aggregate number of Shares with respect to which awards may be granted pursuant to the Proposed Plan is limited to no more than 15,000,000 shares of Common Stock of the Company (“Maximum Number”).

The purchase price per share of Common Stock subject to options shall be fixed by the Compensation Committee but shall not be less than 100% of the Fair Market Value per share of Common Stock of the Company at the close of the NYSE, on the day before the Grant Date. The Committee shall not, without the approval of the Company’s stockholders: (a) lower the price per Award Share after it is granted, (b) cancel an Award Share when the price per share exceeds the Fair Market Value of the underlying shares in exchange for another award, or (c) take any other action with respect to an Award Share that may be treated as a re-pricing under the rules and regulations of the NYSE. The closing price per share of the Company’s Common Stock on March 30, 2015 on the NYSE was $14.97.

The term of any option award shall not exceed ten years from the Grant Date. Unless specified otherwise, stock option awards may be exercised only while a participant is an employee of the Company or its subsidiaries in accordance the following vesting schedule (“Normal Vesting Schedule”):

•	10% at the end of the fiscal year of the grant,
•	15% at the end of the second fiscal year following the grant (25% cumulatively),
•	20% at the end of the third fiscal year following the grant (45% cumulatively),
•	25% at the end of the fourth fiscal year following the grant (70% cumulatively),
•	30% at the end of the fifth fiscal year following the grant (100% cumulatively).

Unless otherwise provided in an Award Agreement, in the event that the participant dies, retires in good standing due to age, becomes disabled, is involuntarily separated because he or she is an employee of a subsidiary that is voluntarily divested by the Company (“Involuntarily Separated’) or has attained age 65 prior to the Grant Date while still employed by the Company or one of its subsidiaries or if any Change of Control of the Company occurs, any stock option may be exercised to the extent of the greater of 10% of the number of shares covered thereby for each of the years that the participant has been employed by the Company or any subsidiary, or the Normal Vesting Schedule plus 50% of the unvested remaining shares. Whatever shares remain unvested thereafter shall vest in accordance with the Normal Vesting Schedule. Retired participants, estates of deceased participants and Involuntarily Separated individuals shall have until the earlier of the expiration of the stock option granted or four (4) years from the date of retirement, death or Involuntary Separation to exercise all exercisable stock options. In the event of the termination of the participant’s employment other than by reason of retirement, death, or Involuntary Separation, all unexercised stock options held by the participant shall terminate and be forfeited.

Other Equity Awards shall be governed by the terms of the Award Agreement (as defined in the Proposed Plan) between the Company and the Participant. The terms of each Other Equity Award need not be the same with respect to each participant but shall be approved by the Compensation Committee and shall not be inconsistent with the Proposed Plan.

 Performance Awards in the form of cash and/or deferred cash compensation may be granted hereunder to participants, either alone or in addition to Award Shares granted under the Proposed Plan. The performance goals to be achieved for each Performance Period (as defined in the Proposed Plan) shall be determined by the Committee. The terms of any Performance Award granted under the Proposed Plan shall be set forth in a written Award Agreement and the terms of Performance Awards need not be the same with respect to each participant.

The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Such performance criteria shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth; operating income; pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income; division, group or corporate financial goals; return on equity; total shareholder return; return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow (before or after dividends); cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital; cash flow return on investment; improvement in or attainment of expense levels or working capital levels; and cash margins. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. A Performance Period shall not be shorter than twelve (12) months. The amount of the Performance Award to be distributed shall be determined by the Committee.

Performance Awards shall be distributed only after the end of the relevant Performance Period unless otherwise provided in the Award Agreement. Performance Awards shall be paid in cash and may be paid in lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Sections 409A of the Internal Revenue Code. Awards granted under the Proposed Plan are subject to the terms of Old Republic's recoupment, clawback or similar policy as in effect from time to time, as well as any similar provisions of applicable law.

Approval of the Proposed Plan requires an affirmative vote of the holders of a majority of the Company’s Common Stock present and entitled to vote. The Board of Directors of the Company may at any time amend, suspend or terminate the Proposed Plan. No termination or amendment of the Proposed Plan may, without the consent of the individual to whom any Award Shares or Performance Awards shall have been theretofore granted, adversely affect the rights of such individual. Awards under the Proposed Plan may be granted from time to time by the Compensation Committee prior to February 23, 2026, at which date the Proposed Plan shall terminate.

FEDERAL INCOME TAX TREATMENT

Awards granted under the Proposed Plan will not qualify for the special tax treatment accorded to certain statutory stock options under the Internal Revenue Code (the “Code), nor is the Proposed Plan a qualified pension, profit-sharing or stock bonus plan under the Code. A participant will not recognize ordinary income for federal income tax purposes at the time of the grant of Award Shares or Performance Awards. However, upon the payment of cash under a Performance Award or the vesting of Other Equity Awards or the exercise of a stock option, the participant will realize ordinary income in an amount measured by the value of the Performance Award or the value of the Other Equity Award when vested or the value of the option share on the date of exercise over the value of the option price for the stock option, if any, and the Company shall be entitled to a corresponding deduction, subject to the requirements of Section 162(m) of the Internal Revenue Code.

To comply with the requirements of Section 162(m), the Proposed Plan sets a limit of 2,000,000 Option shares and no more than 400,000 Other Equity Award shares for any participant during a 36-month period and $3,000,000 to any participant in cash and deferred performance awards during any 12-month period. The Company is required for federal income tax purposes to withhold tax on such income realized through the vesting of Other Equity Awards or the exercise of a stock option or the payment of a Performance Award. Upon a subsequent disposition of shares acquired by the vesting of Other Equity Awards or the exercise of a stock option, the participant will realize a short-term or long-term capital gain or loss, depending on the term the stock is held after the date of vesting or exercise, with the basis for computing such gain or loss equal to the price upon vesting or the option price plus the amount of ordinary income realized upon vesting or exercise.

VOTE REQUIRED

The Proposed Plan will not become effective unless approved by the Company’s shareholders. The affirmative vote of the holders of a majority of the Company’s securities present at the Annual Shareholders’ Meeting who are entitled to vote on the proposal is required to approve the Proposed Plan. Proxies submitted without direction pursuant to this solicitation will be voted FOR this proposal. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Broker non-votes will have no effect on the vote. The result of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the approval of the 2016 Incentive Compensation Plan. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless shareholders’ specify to the contrary in their proxies.

ITEM 5
SHAREHOLDER PROPOSAL by the
CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM (“CalPERS”)

The Secretary of the Company has received a written notice that the CalPERS, as a shareholder, intends to introduce a resolution at the Company’s Annual Shareholders’ Meeting. The Company’s Secretary will provide the formal name, address and number of shares held by the proponent of this proposal to any shareholder, upon receipt of a request for such information. The proposed resolution and a supporting statement follow.

PROPOSAL

“Resolved, that the shareholders of Old Republic International Corporation (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s Articles of Incorporation and/or By-laws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.”

SUPPORTING STATEMENT BY CalPERS

Is accountability by the Board of Directors important to you? As a long-term shareholder of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareholders and eliminates a meaningful shareholder role in uncontested director elections.

Under the Company’s current voting system, a director nominee may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareholders of a powerful tool to hold directors accountable because it makes it impossible to defeat director nominees who run unopposed. Conversely, a majority voting standard allows shareholders to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareholders who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareholders to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareholders casting a vote. Incumbent board members serving in a majority vote system are aware that shareholders have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We, therefore, ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company’s shareholders will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareholders believe are not acting in their best interests. Please vote FOR this proposal.

OLD REPUBLIC’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER’S PROPOSAL

Old Republic is a Delaware corporation and uses a plurality voting standard for director elections. The plurality voting standard provides that the nominees who receive the most affirmative votes are elected to serve as directors of the Company. Many large public companies that are incorporated in Delaware use a plurality voting standard, including a number of companies listed on the NYSE. Proposals similar to the one the shareholder has made are part of a continuing debate in the legal community and among shareholder advocates and publicly held companies regarding the effects of shareholder activism and short-termism on the need for boardroom resolve and the prudent management of the company for the long run.  The Board believes that the impact of the corporate governance action that the shareholder is proposing may deter qualified directors from agreeing to serve as a director and may cause directors to become unduly risk averse in their corporate decision making, especially when confronted with making difficult but important decisions about the Company’s direction and plans for creating value over the long-term. The shareholder in its supporting statement fails to refer to the potential disadvantages and consequences of its proposal. For these and other reasons cited below, the Board does not believe that any change is necessary in its voting standard for director elections.

The shareholder states that its proposal is intended to increase directors’ accountability and to make directors more responsive to shareholder concerns. However, nine of the eleven Company directors are independent under the rules of the NYSE and the SEC and are under no obligation to follow the lead of the Company’s management.  Also, based on the beneficial ownership of approximately 2.4% of the Company’s outstanding Common stock by the directors’ and Executive Officers’ of the Company as a group, and the ownership of approximately 5.6% of Old Republic’s outstanding stock by its employees’ savings, stock ownership and pension plans, the interests of the Company’s directors, Executive Officers and employees are fully aligned with the shareholders. The Board further believes that this alignment of interests among the shareholders and the directors, executive officers and employees, plus the intellectual capital that is the cornerstone of the Company’s operations that these parties have invested in Old Republic, demonstrate that all these parties, as a team, are committed to the Company’s performance over the long run, and are thus responsive to the concerns of shareholders as investors in the business. As such, the Board believes that the shareholder’s proposal would not measurably enhance the Company’s financial performance, which is the stated purpose of the resolution, and might actually weaken it in the long run.

Since its organization as an insurance holding company in 1969, and prior to that as Old Republic Life Insurance Company, its predecessor company created in 1923, the Company is not aware that any director has received a withhold vote of 50% or more. For instance at the 2014 Annual Shareholders’ Meeting, each nominated director received at least 89.7% of the votes cast. Over the past five years, each nominated director has received between 84.4% and 98.2% of the votes cast.  As such, the Board is of the opinion that plurality voting has not been an issue or a concern for shareholders and that the proposed change in voting procedure would not meaningfully enhance shareholders’ ability to hold the Company’s directors accountable for financial performance, which the shareholder states is the reason for the proposal.

The Board believes that the shareholder’s proposal would also have the unintended effect of enhancing the influence of special interest groups by making it easier for such groups, who may not represent the interests or concerns of the majority of shareholders, to influence the direction of the Company. The Board believes that this change in procedure would allow special interest groups to seek change without having to go through the rigorous task of proposing their own slate of directors and clearly outline their plans, in detail, for the Company and its future. This type of indirect, un-democratic action could lead to corporate disharmony at the Company and interfere with Old Republic’s decades-long commitment to prudently managing the Company for the long run, with various groups seeking contradictory goals that could result in a loss of focus by directors concerning important corporate decisions. It also places greater emphasis on corporate procedure rather than corporate performance, thus implying that form in elections is more important than substance in evaluating the character, background and qualifications of a Board candidate.

Notably, the insurance business is distinguished from most others in that the prices (premiums) charged for various insurance products are set without certainty of the ultimate benefit and claim costs that will emerge or be incurred, often many years after issuance and expiration of a policy. This basic fact casts Old Republic as a risk-taking enterprise managed for the long run. The business is therefore conducted with a primary focus on the achievement of favorable underwriting results over cycles, and on the maintenance of financial soundness in support of our insurance subsidiaries' long-term obligations to their policyholders. These policyholders effectively have seniority over general creditors and shareholders and are the direct beneficiaries of the insurance subsidiaries' promises of financial indemnity. In recognition of the public trust placed in the promises represented by the policies issued by our insurance subsidiaries, Old Republic’s directors also serve as directors for each of our principal insurance subsidiaries. Accordingly, the short-term concerns of special interest groups, which might be encouraged by the shareholder’s proposal, would not be in the best interests of the majority of the Company’s shareholders because the prudent management of Old Republic for the long run in the best interests of the shareholders requires its directors to always be vigilant to assure that its insurance subsidiaries can meet their just obligations to policyholders in the future.

 Moreover, the successful management of the Company for the long run has been made possible by the long-term stability in management and the Board of Director’s ranks. This long-term orientation has served to produce a favorable industry-wide total return for Old Republic shareholders over the decades. According to the most recent edition of the Mergent Handbook of Dividend Achievers, Old Republic is one of only 98 major publicly held enterprises to have raised its shareholders’ payout for 25 or more consecutive years. In fact, Old Republic has paid dividends consecutively since 1942 and raised the annual dividend rate in each of the last 33 years. The Board believes that this long record of financial performance is the best evidence of its long-term accountability to shareholders.

Finally, the Board has followed a long-standing practice of reviewing the Annual Shareholders’ Meeting vote tally concerning directors as well as the other items on the Annual Shareholders’ Meeting agenda. It has historically considered votes withheld from the election of a director as the equivalent to a vote against the director. In the event that any director receives a significant withhold vote in an election, the Governance and Nominating Committee would investigate the reason or reasons for such a withhold vote. Following its investigation, the Committee would make such recommendations to the full Board as are appropriate in light of the circumstances. Such actions could include a request that the director resign, but it would be possible that no action might be recommended, especially if the Committee determines that the withhold vote represented an expression of dissatisfaction with management rather than the individual director, or if the Committee determined that the vote was an effort by a special interest group or particular voting block to unduly influence the Company or to obtain the attention of management rather than a vote expressing concern about a director’s individual performance or his or her abilities.

Viewed against the backdrop of the Company’s financial performance over several decades, the Board believes that its shareholders have had, and will continue to have, the opportunity to withhold votes as a means of holding directors accountable under the existing plurality voting standard. Accordingly, the Board does not believe that the shareholder’s proposal will result in a more effective corporate governance, and may have adverse effects on the Company’s performance over the long run.

VOTE REQUIRED

If this proposal is properly presented at the Annual Shareholders’ Meeting, approval requires the affirmative vote of a majority of the shares present at the Meeting, in person or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Broker non-votes will have no effect on the vote. The result of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board believes that this proposal is not in the shareholders best interests, and recommends a vote AGAINST it. Proxies solicited by the Board of Directors shall be voted AGAINST this proposal unless shareholders specifically vote for it in their proxies.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Based solely on reports and other information submitted by Executive Officers, directors and such other persons required to file, the Company believes that during the year ended December 31, 2014, all reports required by Section 16(a) have been properly filed, except for one report by Mr. Zucaro that was filed one day late.

CHANGE OF CONTROL, SEVERANCE OR RETIREMENT

None of the Executive Officers have employment contracts, and all are considered “at-will” employees of the Company. Further, the Company has no change of control or severance agreements such as “golden parachutes” in place for any of its Executive Officers. However, the benefit plans referred to above would be affected, in limited ways, by a change of control of the Company. Such an event would not result in additional compensation or benefits being paid to any Executive Officer or employee for the Company. Rather, the effect would be to accelerate the vesting of benefits under these plans and require the immediate payment of all deferred balances under the Company’s Performance Recognition Plans.

The above notwithstanding, the Company and its Board of Directors retain the right to enter into employment contracts or institute “golden parachutes” and similar benefits for its Executive Officers and other key employees immediately, and at any time as circumstances may warrant, to protect the Company’s business interests. There is no assurance, however, that any of the selected executives would agree to such contracts.

FINANCIAL RESTATEMENT

The Company has adopted a policy that if it is ever required to prepare an accounting restatement due to a material noncompliance with any financial reporting requirement under the securities laws, it will attempt, to the extent permitted by law, to recover or clawback the excess incentive-based compensation received by each current or former Executive Officer during the three years preceding the required restatement, over what, if any, incentive compensation such officers would have received based on the accounting restatement.

TAX DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid Executive Officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. In light of the above rule, the Company has not adopted any policy with respect to compensation in excess of $1,000,000 being paid to Executive Officers.

STOCK OWNERSHIP GUIDELINES

The Company encourages all of its employees to own Company Common Stock directly or through employee benefit plans such as its 401(k) ESSOP. All of its Executive Officers and directors own shares of the Company’s Common Stock. The Table on page 3 shows the nature and amount of such holdings.

The Company has an equity ownership policy for its directors and senior officers. Pursuant to this policy, directors are required to acquire holdings in the Company’s Common Stock with a value of at least $250,000. This policy allows new directors three years during which to acquire such ownership, with the valuation of such stock based upon the greater of current market value attained at any point in time, or the original acquisition cost. All of the Company’s directors currently hold in excess of this requirement. For the most senior officers of the Company, the recommended value of Common Stock ownership is based upon the following multiples of the officer’s base salary:

CEO of the Company	6 times
President of the Company	4 times
Certain other senior officers of the Company and its subsidiaries	1.5 times

The value of all shares of Company Common Stock owned directly or held in employee benefit accounts by such officers, together with the value of deferred compensation accounts, are considered in meeting these objectives. Newly elected senior officers have five years to meet the pertinent requirement. Senior officers who are promoted to a position that suggests additional ownership of the Company’s Common Stock have three years from such promotion to meet the applicable requirement.

This proxy statement is filed by order of the Board of Directors.

John R. Heitkamp, Jr.
Senior Vice President,
    General Counsel and Secretary

Chicago, Illinois
April 15, 2015

EXHIBIT A

2016 INCENTIVE COMPENSATION PLAN

Old Republic International Corporation (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2016 Incentive Compensation Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1         “Award” shall mean any Option, Other Equity Award or any other right, interest or option relating to Shares, or other property (including cash) granted pursuant to the provisions of the Plan.

2.2         “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, including through an electronic medium.

2.3         “Award Shares” shall mean the shares of Common Stock of the Company, par value $1.00 per share, awarded as an option under Article 4 or Other Equity Award under Article 5.

2.4         “Board” shall mean the Board of Directors of the Company.

2.5  “Change of Control” shall mean (i) the date of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Award Shares of the Company’s Common Stock would be converted into cash, securities or other property; or (ii) the date of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any corporation where the Company owns, directly or indirectly, at least 80% of the outstanding voting securities of such corporation after any such transfer; or (iii) the date of any plan or proposal for the liquidation or dissolution of the Company; or (iv) the date any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934), other than the Old Republic International Corporation Employees Savings and Stock Ownership Trust or any other trust established by or contributed to by the Company or any of its Subsidiaries for the benefit of Employees of the Company or its Subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d 3 under the Exchange Act) of 20% or more of the Company’s outstanding stock; or (v) the date, during any period of twenty four (24) consecutive months, on which individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof.  Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code section 409A if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the terms “Change of Control” were defined herein to mean a “change of control event” within the meaning of Treasury Regulation 1.409A-3(i)(5), then “Change of Control” shall mean a “change of control event” within the meaning of Treasury Regulation 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Code section 409A.

2.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7         “Committee” shall mean the Compensation Committee of the Board, consisting of no fewer than three Directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Shares are traded).

2.8	“Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code.

2.9	“Director” shall mean a non-employee member of the Board.

2.10         “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary.

2.11	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.12         “Fair Market Value” of Shares as of any date shall mean the composite transactions closing price for the Shares on the immediately preceding trading date of the New York Stock Exchange, as published in The Wall Street Journal (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the New York Stock Exchange, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the New York Stock Exchange or any other securities exchange, the Fair Market Value of Shares shall be an amount, not less than book value, determined by the Committee in its sole discretion.

2.13	“Grant Date” shall mean the date that the Committee grants an award.

2.14         “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.15         “Option Proceeds” shall mean the cash actually received by the Company for the option price in connection with the exercise of Options or options granted under the Prior Plans that are exercised after the effective date of the Plan, plus the maximum tax benefit that could be realized by the Company as a result of the exercise of such Options or options granted under the Prior Plans, which tax benefit shall be determined by multiplying (a) the amount that is deductible for federal income tax purposes as a result of any such option exercise (currently equal to the amount upon which the Participant’s withholding tax obligation is calculated), times (b) the maximum federal corporate income tax rate for the year of exercise.

2.16         “Other Equity Award” shall mean stock appreciation rights, restricted stock or other Awards of units having a value equal to an identical number of Shares.

2.17         “Participant” shall mean an individual who is selected by the Committee to receive an Award under the Plan.

2.18	“Payee” shall have the meaning set forth in Section 9.1 hereof.

2.19         “Performance Award” shall mean any Award granted pursuant to Article 6 hereof.

2.20         “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.21	“Permitted Assignee” shall have the meaning set forth in Section 8.3 hereof.

2.22         “Prior Plan” shall mean the Old Republic International Corporation Amended and Restated 2006 Incentive Compensation Plan.

2.23	“Securities Act” shall mean the Securities Act of 1933, as amended.

2.24	“Shares” shall mean the shares of Common Stock of the Company, par value $1.00 per share.

2.25         “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3.	ELIGIBILITY, ADMINISTRATION, AND SHARES SUBJECT TO THE PLAN

3.1         Eligibility. Any individuals who, in the discretion of the Committee, are in positions to affect the profitability and growth of the Company shall be eligible to be selected as Participants.

3.2	Administration.

(a)
The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent, and under what circumstances Performance Awards made under the Plan shall be deferred; (vi) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (vii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)
Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(c)
To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Shares are traded), the Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more executive officers or a committee of executive officers of the Company or its Subsidiaries, the right to grant Awards to Employees who are not executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not executive officers of the Company.

3.3	Number of Shares Subject to the Plan.

(a)	Subject to adjustment as provided in Section 8.2 hereof, the aggregate number of Shares available for Awards issuable pursuant to this Plan, on and after February 24, 2016, shall be 15,000.000.

(b)
If any Shares subject to an Award are forfeited, expire or terminate without issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination or non-issuance, be added back to the number then remaining available for Awards under the Plan.

(c)
In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of Common Stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees prior to such acquisition or combination.

Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, Treasury shares or shares purchased in the open market or otherwise.

4.	OPTIONS

4.1         Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article 4 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

4.2         Award Agreements. All Options granted pursuant to this Article 4 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article 4 may hold more than one Option granted pursuant to the Plan at the same time.

4.3         Option Price. The option price per each Share purchasable under any Option granted pursuant to this Article 4 shall not be less than 100% of the Fair Market Value of such Share on the Grant Date. Other than pursuant to Section 8.2 hereof, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award, or (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Shares are traded).

4.4         Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted. The option term shall be measured from the Grant Date.

4.5         Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased, together with the amount required to be withheld by the then current Internal Revenue Code and Regulations and applicable state income taxes. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds). The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

4.6         Amount Exercisable. Each Option may be exercised, so long as it is valid and outstanding, from time to time in part or as a whole, subject to the following percentage limitations and any limitations with respect to the number of Shares for which the Option may be exercised at a particular time and to such other conditions as the Committee in its discretion may specify upon granting the Option.

(a)	Options may be exercised in accordance with the following schedule of vesting:

Annual	Cumulative
10% as of December 31st of the year of the grant	10%
15% as of the second December 31st following the date of the grant	25%
20% as of the third December 31st following the date of the grant	45%
25% as of the fourth December 31st following the date of the grant	70%
30% as of the fifth December 31st following the date of the grant;	100%

(b)
Except as provided in an Award Agreement, if the Participant (i) dies while in the employ of the Company or any Subsidiary, or (ii) retires in good standing from the employ of the Company or any Subsidiary after attaining age 57, or (iii) retires as a result of disability under the then established rules of the Company or the Subsidiary, then options shall vest to the extent of the higher of:

(1)	10% of the number of Shares covered by the Option for each year that the Participant has been employed by the Company or any Subsidiary; or

(2)
the actual vested percentage determined pursuant to the schedule in subparagraph (a) above, plus 50% of the unvested remaining Shares; determined as of the date of the Participant’s death or retirement, with no additional vesting thereafter; or

(c)
If there is any Change of Control of the Company, as defined in Section 2.5, regardless of the resulting price per Share of stock, then Options shall vest in accordance with the vesting provisions set forth in the preceding subparagraph (b) hereof, and any Shares remaining unvested thereafter shall vest in accordance with the vesting schedule in subparagraph (a) above; or

(d)
If the Participant is an Employee of a Subsidiary of the Company at the time that such Subsidiary is voluntarily divested by the Company, then all unvested Options held by the Participant shall become fully vested as of the effective date of such divestiture.

(e)
An Option granted to a Participant who, as of the Grant Date (i) has attained age 65, (ii) is currently an employee of the Company or any Subsidiary, and (iii) has been employed by the Company or any Subsidiary for ten (10 years or longer, shall be fully vested as of the Grant Date.

The right to purchase shall be cumulative and may be exercised as to any Shares not previously purchased during the remainder of the term of the Option.

For purposes of subparagraphs (b) and (e) above, years of employment shall be measured from the date an Employee was first employed by the Company or any Subsidiary and shall include periods of employment prior to the time when the Subsidiary or division of the Company was acquired by the Company.

As used in subparagraph (d) above, the term “divested” refers to the act of divesting and includes, but is not limited to, any sale, transfer, spin-off, reorganization or any other similar transaction or change in corporate structure which results in all or substantially all of the issued and outstanding voting stock of an entity being owned by a third party (or parties) other than the Company.

4.7.         Termination of Options Upon Severance of Employment. Except as otherwise expressly provided herein or in an applicable Award Agreement, Options shall terminate immediately upon severance of the employment relationship between the Company and its Subsidiaries and the Participant. Whether authorized leave of absence, or absence on military or government service, shall constitute severance of the employment relationship between the Company and the Subsidiary and the Participant shall be determined by the Committee at the time thereof.

(a)
Death. In the event of the death of a Participant while in the employ of the Company or any Subsidiary and before the date of expiration of an Option held by such Participant, such Option shall terminate on the earlier of its date of expiration or four (4) years following the date of such death. After the death of the Participant, the Participant’s executors, administrators, or any person or persons to whom the Participant’s Option may be transferred by will, by the laws of descent and distribution or by beneficiary designation shall have the right, at any time prior to such termination, to exercise the Option, in whole or in part. The number of Shares vested and exercisable, however, shall be determined as of the date of death, with no further vesting thereafter.

(b)
Retirement. If, before the date of expiration of an Option, the Participant holding the Option shall be retired in good standing from the employ of the Company or any Subsidiary for reasons of age or disability under the then established rules of the Company or the Subsidiary, the Option shall terminate on the earlier of the normal date of expiration or four (4) years after the date of such retirement. In the event of such retirement, the Option shall be exercisable prior to the termination of such Option to the extent to which the Participant was entitled to exercise such Option immediately prior to such retirement unless the provisions of Section 4.6(b) hereof concerning accelerated vesting apply. An employment relationship between the Company and the Participant shall be deemed to exist during any period in which the Participant is employed by the Company or any Subsidiary. If the Participant dies after retirement, but prior to the expiration date of the Option, the Option period shall not be extended but shall terminate on the earlier of the date of expiration or four (4) years after the date of retirement. The number of Shares vested and exercisable, however, shall be determined as of the date of retirement, with no further vesting thereafter.

(c)
Involuntary Severance. In the event of any involuntary severance of the employment relationship between the Participant and the Company and its Subsidiaries, other than following any Change of Control of the Company, such Option shall terminate on the earlier of its scheduled date of expiration or four (4) years from the date of such involuntary severance, unless such involuntary severance of the employment relationship was “for cause”, as that term is defined herein, in which case such Option shall terminate immediately upon the date of such involuntary severance.

As used in subparagraph (c) above, “for cause” shall mean (i) performing an act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Participant’s employment with the Company, or breach of the duty of loyalty to the Company; (ii) performing an act of race, sex, national origin, religion, disability, or age-based discrimination which, after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the Participant; (iii) material violation of the Company’s policies and procedures including, but not limited to, the Company’s Employee Handbook and/or Code of Business Conduct and Ethics; or (iv) performing any act resulting in a criminal felony charge brought against the Participant or a criminal conviction of the Participant (other than a conviction of a minor traffic violation).

4.8.         Requirements of Law. The Company shall not be required to sell or issue any Shares under any Option if the issuance of such Shares shall constitute a violation by the holder or the Company of any provisions of any law or regulation of any governmental authority. In addition, in connection with the Securities Act, upon exercise of any Option, the Company shall not be required to issue such Shares unless the Committee has received evidence satisfactory to it to the effect that the holder of such Option will not transfer such Shares except pursuant to a registration statement in effect under the Securities Act or unless an opinion of counsel to the Company has been received by the Company to the effect that such registration is not required. Any determination in this connection by the Committee shall be final, binding and conclusive. At the request of the Company to enable it to comply with the Securities Act, the person exercising the Option shall also represent in writing that the Shares acquired upon exercise of the Option are being acquired for the holder’s own account for investment and not with a view to resale. In the event the Shares issuable on exercise of an Option are not registered under the Securities Act, the Company may imprint the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act.

“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by the Company of an opinion of counsel satisfactory to the Company, in form and substance satisfactory to the Company, that registration is not required for such sale or transfer.”

The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act (as now in effect or as hereafter amended); and in the event any Shares are so registered the Company may remove any legend on certificates representing such Shares. The Company shall make reasonable efforts to cause the exercise of an Option or the issuance of Shares pursuant thereto to comply with any law or regulation of any governmental authority.

4.9.         No Rights as Shareholder. No Option holder shall have rights as a shareholder with respect to Shares covered by the Option until the date of issuance of a stock certificate for such Shares; and, except as otherwise provided in Section 8.2 hereof, no adjustment for dividends, or otherwise, shall be made if the record date thereof is prior to the date of issuance of such certificate.

5.	OTHER EQUITY AWARD

5.1         Other Equity Awards. Other Equity Awards may be granted hereunder to Participants, in addition to other Awards granted under the Plan. Other Equity Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.

5.2         Award Agreements. The terms of Other Equity Awards granted hereunder shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant.

5.3         Payment. Except as provided in Article 7 or as may be provided in an Award Agreement, Other Equity Awards may be paid in Shares, cash or other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Other Equity Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

6.	PERFORMANCE AWARDS

6.1         Grants of Performance Awards. Performance Awards in the form of cash may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and shall be based upon the criteria set forth in Section 7.2 hereof.

6.2         Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Performance Awards need not be the same with respect to each Participant.

6.3         Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee; provided, however, that a Performance Period shall not be shorter than twelve (12) months. The amount of the Award to be distributed shall be conclusively determined by the Committee.

6.4         Payment. Except as may otherwise be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards shall be paid in cash and may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

7.	CODE SECTION 162(m) PROVISIONS

7.1         Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 7 is applicable to such Award.

7.2         Performance Criteria. If the Committee determines that an Award is subject to this Article 7, the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth; operating income; pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income; division, group or corporate financial goals; return on equity; total shareholder return; return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow (before or after dividends); cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital; cash flow return on investment; improvement in or attainment of expense levels or working capital levels; and cash margins. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder. The Committee, in its discretion, may, within the time prescribed by Code section 162(m), adjust or modify the calculation of performance goals for a performance period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Unless otherwise determined by the Committee at the time a qualified performance-based award is granted, the Committee shall have the authority to specify adjustments or modifications to be made to the calculation of any applicable performance goals based on and in order to appropriately reflect the following events:  (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures and the related costs and expenses; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year, provided that the exercise of such authority at such time would not cause any qualified performance-based award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

7.3         Adjustments. Notwithstanding any provision of the Plan (other than Section 7.5 hereof), with respect to any Award that is subject to this Article 7, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant.

7.4         Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

7.5         Impact of Change of Control. The terms of any Performance Award may provide in the Award Agreement evidencing the Award that, upon a Change of Control of the Company, all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of the Performance Period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed. For purposes hereof, a Change of Control shall mean an event described in Section 2.5.

7.6         Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Performance Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary, whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

7.7         Limitations on Grants to Individual Participant. Subject to adjustment as provided in Section 8.2, no Participant may be granted (i) Options during any thirty-six month period with respect to more than 2,000,000 Shares, or (ii) Other Equity Awards that are denominated in Shares in any thirty-six month period with respect to more than 400,000 Shares. In addition to the foregoing, the maximum dollar value payable to any Participant in any twelve-month period with respect to Performance Awards is $3,000,000.

8.	GENERALLY APPLICABLE PROVISIONS

8.1         Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Shares are traded) provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

8.2         Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding shares of Common Stock as a class without the Company’s receipt of consideration, or other equity restructuring within the meaning of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R), appropriate adjustments shall be made to (i) the aggregate number of Shares with respect to which awards may be made under the Plan pursuant to Section 5(a); (ii) the terms and the number of Shares and/or the Exercise Price per Share of any outstanding Options or Other Equity Awards; and (iii) the share limitations set forth in Section 3.3 hereof.  The Committee shall also make appropriate adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to stockholders other than a normal cash dividend. Adjustments, if any, and any determination or interpretations, made by the Committee shall be final, binding and conclusive. Conversion of any convertible securities of the Company shall be deemed to have been effected for adequate consideration.  Except as expressly provided herein, no issuance by the Company of shares of any class or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

8.3         Transferability of Awards. Except as provided below, and except as otherwise authorized by the Committee in an Award Agreement, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will, living trust or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, an Award may be assigned to a beneficiary pursuant to a written designation filed with the Company during the Participant’s lifetime (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that the Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 8.3.

8.4         Change of Control. Except as provided in an applicable Award Agreement, upon a Change of Control of the Company, all Awards made in accordance with the Plan that were made prior to such Change of Control shall be effected as follows:

(a)	Options granted pursuant to Article 4 shall vest in accordance with Section 4.6(c), unless the Participant’s Award Agreement under which such Award was made provides otherwise.

(b)	Unvested Other Equity Awards granted pursuant to Article 5 shall immediately vest, unless the Participant’s Award Agreement under which such Award was made provides otherwise.

(c)
Unvested Performance Awards granted pursuant to Article 6 shall immediately vest and shall become immediately payable to the Participant unless the Participant’s Award Agreement under which such Award was made provides otherwise.

8.5         Clawback. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise specifically required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate including, but not limited to, a reacquisition right in respect of previously acquired shares of stock or other cash or property upon the occurrence of a Participant’s termination of employment for cause.

9. MISCELLANEOUS

9.1.         Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant or a Permitted Assignee thereof (any such Participant or Permitted Assignee hereafter referred to as a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of the grant of a Performance Award, the exercise of an Option, or the vesting of an Other Equity Award. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations.

9.2.         Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

9.3.         Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

9.4.         Cancellation of Award. Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

9.5.         Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9.6.         Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

9.7.         Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

9.8.         Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

9.9.         Construction. As used in the Plan, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

9.10.        Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

9.11.        Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Illinois, without reference to principles of conflict of laws, and construed accordingly.

9.12.        Effective Date of Plan; Termination of Plan. The Plan shall be effective as of February 24, 2016 upon the termination of the Prior Plan and following the Plan’s approval by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company within twelve (12) months after the Plan’s adoption by the Company’s Board of Directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time prior to the date of the Plan’s termination, as provided under Section 9.16 hereof, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

9.13.        Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

9.14.        Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

9.15.        Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

9.16.        Shareholder Approval and Termination. This Plan shall not be effective until it is approved by the affirmative vote of the holders of a majority of the Company’s securities present and entitled to vote at a meeting duly held in accordance with the applicable laws of Delaware. It shall terminate on February 23, 2026, provided, however, that the Board may at any time amend, suspend or terminate the Plan. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall have been theretofore granted, adversely affect the rights of such Participant under such Award.

IN WITNESS WHEREOF, the Company has caused its Chairman and Chief Executive Officer to execute this 2016 Incentive Compensation Plan this __ day of ______________, 201_.

OLD REPUBLIC INTERNATIONAL CORPORATION

ATTEST:                                                                             By:_____________________________________________
        A. C. Zucaro, Chairman and Chief Executive Officer